                                                                   Exhibit 10.11


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                         11 WEST 42 LIMITED PARTNERSHIP,
                                                                        Landlord




                                       And




                      MARTHA STEWART LIVING OMNIMEDIA, LLC,
                                                                          Tenant




                           --------------------------

                           AMENDED AND RESTATED LEASE

                            ------------------------



               Premises: A Portion of the Eighth and Twenty-Fourth
                         Floors of 11 West 42nd Street
                         New York, New York


               Dated:    March 31st, 1998




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                                TABLE OF CONTENTS


Article 1  Basic Lease Provisions...........................................   1


Article 2   Premises, Term, Rent............................................   5


Article 3  Use And Occupancy................................................   6


Article 4   Condition of the Premises.......................................   7


Article 5   Alterations.....................................................   8


Article 6   Floor Load......................................................  11


Article 7  Repairs..........................................................  11


Article 8   Increases In Taxes And Operating Expenses.......................  13


Article 9   Requirements of Law.............................................  18


Article 10  Subordination...................................................  20


Article 11  Services........................................................  21


Article 12 Insurance, Property Loss Or Damage; Reimbursement................  24


Article 13  Destruction - Fire Or Other Cause...............................  26


Article 14   Eminent Domain.................................................  28


Article 15  Assignment, Subletting, Mortgage, Etc...........................  29


Article 16  Electricity.....................................................  37


Article 17  Access To Premises..............................................  38


Article 18  Default.........................................................  40


Article 19  Remedies And Damages............................................  41


Article 20  Fees And Expenses...............................................  44


Article 21  No Representations By Landlord, Landlord's Approval.............  44


Article 22  End Of Term.....................................................  45


Article 23   Quiet Enjoyment................................................  46
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Article 24  No Waiver; No Counterclaim......................................  46


Article 25  Waiver Of Trial By Jury.........................................  47


Article 26  Inability To Perform............................................  47


Article 27  Notices.........................................................  47


Article 28  Rules And Regulations...........................................  48


Article 29  Partnership Tenant..............................................  48


Article 30   Vault Space....................................................  50


Article 31  Broker..........................................................  50


Article 32  Indemnity.......................................................  51


Article 33   Adjacent Excavation; Shoring...................................  52


Article 34  Miscellaneous...................................................  52


Article 35  Tax Status Of Beneficial Owners.................................  55


Article 36  Security Deposit................................................  55


Article 37  Right Of First Offer............................................  57


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                                    EXHIBITS

                           A   -   Floor Plans

                           B   -   Definitions

                           C   -   Description of Landlord's Work

                           D   -   Heating, Ventilation and Air Conditioning
                                   Specifications

                           E   -   Cleaning Specifications

                           F   -   Rules and Regulations


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                           AMENDED AND RESTATED LEASE


         AMENDED AND RESTATED LEASE, made as of the 31st day of March, 1998 between 11 WEST 42 LIMITED PARTNERSHIP (the "Landlord"), a New York limited partnership, having an office c/o Tishman Speyer Properties, L.P., 520 Madison Avenue, New York, New York 10022, and MARTHA STEWART LIVING OMNIMEDIA, LLC, a New York limited liability company (the "Tenant"), having an office at 11 West 42nd Street, New York, New York.

         Landlord and Tenant hereby covenant and agree as follows:



                                    ARTICLE 1

                             BASIC LEASE PROVISIONS

PREMISES A portion of the eighth (8th) floor of the Building (the "8th Floor Premises"), a portion of the twenty-fourth
                      (24th) floor of the Building (the "24th Floor Premises") and another portion of the twenty-fourth (24th) floor of the Building (the "Storage Space"), as particularly shown on Exhibits A-1 and A-2.

BUILDING The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land known as 11 West 42nd Street in the City of New York, County of New York and State of New York.

REAL PROPERTY         The Building, together with the plot of land upon which it stands.

COMMENCEMENT DATE     (a) As to the 8th Floor premises:

                      April 21, 1997.

                      (b) As to the 24th Floor Premises and the Storage Space:
                      2/1/99

                      The date Landlord delivers possession of the 24th Floor Premises and the Storage Space to Tenant.

RENT COMMENCEMENT     (a) As to the 8th Floor Premises:
DATE
                      January 1, 1998.
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                      (b) As to the 24th Floor Premises and the Storage Space:

                      182 days after the Commencement Date in respect of the 24th Floor Premises and the Storage Space.

EXPIRATION DATE       April 30, 2010.

TERM The period commencing on the Commencement Date in respect of the 8th Floor Premises and ending on the Expiration Date.

PERMITTED USES        (a) As to the 8th Floor Premises and the 24th Floor
                      Premises:

                      Executive and general offices for the transaction of Tenant's business.

                      (b) The Storage Space:

                      Dead storage.

BASE TAX YEAR         (a) As to the 8th Floor Premises:

                      The real estate tax fiscal year commencing on July 1, 1996 and ending on June 30, 1997.

                      (b) As to the 24th Floor Premises:

                      The real estate tax fiscal year commencing July 1, 1998 and ending on June 30, 1999.

BASE EXPENSE YEAR     (a) As to the 8th Floor Premises:

                      Calendar year 1997.

                      (b) As to the 24th Floor Premises:

                      Calendar year 1998.

TENANT'S
PROPORTIONATE         (a) As to the 8th Floor Space
SHARE
                      2.56 percent.


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                      (b) As to the 24th Floor Premises:

                      .911 percent in respect of Taxes

                      1.0018 percent in respect of Operating Expenses

AGREED AREA OF
BUILDING              840,049 rentable square feet.

AGREED AREA OF
PREMISES              (a) As to the 8th Floor Premises:

                      21,500 rentable square feet.

                      (b) As to the 24th Floor Premises:

                      7,656 rentable square feet.

                      (c) As to the Storage Space:

                      760 rentable square feet.

FIXED RENT            (a) As to the 8th Floor Premises:

                      (i) $473,000 per annum ($39,416.67 per month) for the period commencing on the Rent Commencement Date and ending on the day preceding the fifth anniversary of the Rent Commencement Date, both dates inclusive; (ii) $516,000 per annum ($43,000 per month) for the period commencing on the fifth anniversary of the Rent Commencement Date and ending on the day preceding the tenth anniversary of the Rent Commencement Date, both dates inclusive; (iii) $559,000 per annum ($46,583.33 per month) for the period commencing on the tenth anniversary of the Rent Commencement Date and ending on the Expiration Date, both dates inclusive.

                      (b) As to the 24th Floor Premises:

                      (i) $290,928 per annum ($24,244 per month) for the period commencing on the Rent Commencement Date and ending on the day preceding the fifth anniversary of the Rent Commencement Date, both dates inclusive; (ii) $321,552 per annum ($26,796 per month) for the period commencing on the fifth anniversary of the Rent Commencement Date and ending on the day preceding


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                      the tenth anniversary of the Rent Commencement Date, both
                      dates inclusive; (iii) 352,176 per annum ($29,348 per month) for the period commencing on the tenth anniversary of the Rent Commencement Date and ending on the Expiration Date, both dates inclusive.

                      (c) As to the Storage Space:

                      $11,400 per annum ($950 per month) for the period commencing on the Commencement Date and ending on the Expiration Date, both dates inclusive.

ADDITIONAL RENT       All sums other than Fixed Rent payable by Tenant to
                      Landlord under this Lease, including Tenant's Tax Payment,
                      Tenant's Operating Payment, late charges, overtime or excess service charges and other costs related to Tenant's failure to perform any of its obligations under this Lease.

RENT                  Fixed Rent and Additional Rent, collectively.

INTEREST RATE         The lesser of (i) four percent per annum above the then
                      current Base Rate charged by Citibank, N.A. or its successor, or (ii) the maximum rate permitted by applicable law.

SECURITY DEPOSIT      (i) $473,000 for the period commencing on the Commencement
                      Date and ending on the day preceding the fifth anniversary of the Commencement Date; (ii) $402,050 for the period commencing on the sixth anniversary of the Commencement
                      Date and ending on the day preceding the eighth anniversary of the Commencement Date; (iii) $331,100 for the period commencing on the eighth anniversary of the Commencement Date and ending on the day preceding the ninth anniversary of the Commencement Date; (iv) $260,150 for the period commencing on the ninth anniversary of the Commencement Date and ending on the day preceding the tenth anniversary of the Commencement Date; and (v)
                      $189,200 for the period commencing on the tenth anniversary of the Commencement Date and thereafter.

BROKER                Cushman & Wakefield, Inc.


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LANDLORD'S AGENT      Tishman Speyer Properties, L.P. or any other person
                      designated at any time and from time to time by Landlord and their successors and assigns.

LANDLORD'S            $15,312.
CONTRIBUTION:

ALL CAPITALIZED TERMS USED IN THE LEASE TEXT WITHOUT DEFINITION ARE DEFINED IN EXHIBIT B.


                                    ARTICLE 2

                              PREMISES, TERM, RENT

         SECTION 2.1 LEASE OF PREMISES. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with other tenants, the lobby area and other Building common elements and common facilities.

         SECTION 2.2 PAYMENT OF RENT. Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States by wire transfer of funds to Landlord's account, as designated by Landlord, or by check drawn upon a bank approved by Landlord, (i) Fixed Rent in equal monthly installments, in advance, on the first (1st) day of each calendar month during the Term, commencing on the applicable Rent Commencement Date, and (ii) Additional Rent, at the times and in the manner set forth in this Lease.

         SECTION 2.3 CREDIT. Notwithstanding anything to the contrary contained in Section 2.2, in lieu of Landlord painting a portion of the 8th Floor Premises, Tenant shall be entitled to a credit against the Fixed Rent payable thereunder in respect of the 8th Floor Premises, provided that no Event of Default has occurred hereunder, of Twenty-Nine Thousand Three Hundred and Sixty-Two and 50/100 Dollars ($29,362.50) to be applied against the first monthly installment of Rent accruing hereunder in respect of the 8th Floor Premises commencing on the Rent Commencement Date in respect thereof.

         SECTION 2.4 FIRST MONTH'S RENT. If a Rent Commencement Date in respect of a portion of the Premises shall occur on a date other than the first day of any calendar month, Tenant shall pay to Landlord, on such Rent Commencement Date, a sum equal to the Fixed Rent applicable to such portion of the Premises for such month multiplied by a fraction, the numerator of which shall be the number of calendar days in the period from such Rent Commencement Date to the last day of the month in which such Rent Commencement Date shall occur, both dates inclusive, and the denominator of which shall be the number of calendar days in such month.


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         SECTION 2.5 INTEREST. If Tenant shall fail to pay any installment or other payment of Rent when due, interest shall accrue on such installment or payment as a late charge, from the date such installment or payment became due, at a rate equal to the Interest Rate.

         SECTION 2.6 PRIOR LEASE. This Lease amends, restates and replaces in its entirety the Lease made as of February 6, 1997, and any amendments or modifications thereof, and any consents or approvals made by Landlord with respect thereto (the "Prior Lease"), between Landlord and Tenant from and after the date of execution and delivery of this Lease, whereupon, after such date, all of the rights and obligations of Landlord and Tenant with respect to the 8th Floor Premises, the 24th Floor Premises and the Storage Space shall be governed and controlled by the provisions of this Lease, except that nothing herein contained shall be deemed to constitute a release or discharge of Tenant with respect to any obligation or liability accrued or incurred under the Prior Lease, and outstanding and unsatisfied on the date of execution and delivery of this Lease.

                                    ARTICLE 3

                                USE AND OCCUPANCY

         SECTION 3.1 (a) PERMITTED USES. Tenant (together with its wholly owned subsidiaries and affiliates provided such use is incidental to Tenant's business) shall use and occupy the Premises for the Permitted Uses and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. If Tenant utilizes the Premises for a purpose which constitutes a Prohibited Use or violates any Requirement, or which causes the Building to be in violation of any Requirement, then Tenant shall promptly discontinue such use upon notice of such violation. Tenant's failure to promptly (and, in all events, within 10 days) discontinue such use shall be a material default hereunder and Landlord shall have the right, without Tenant having any further period in which to cure, (i) to terminate this Lease immediately, and (ii) to exercise any and all rights and remedies available to Landlord at law or in equity.

                  (B) LICENSES AND PERMITS. Tenant, at its expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises. Landlord represents that the Certificate of Occupancy issued for the Building permits the use of the Premises (other than the Storage Space) as offices.

         SECTION 3.2 DELIVERY OF PREMISES. Tenant currently occupies the 8th Floor Premises on the date hereof. Landlord shall not be liable for failure to give possession of the remainder of the Premises on the Commencement Date applicable thereto and such failure shall not impair the validity of this Lease or extend the Term. The provisions of this Article are intended to constitute "an express provision to the contrary" within the meaning of Section 223-a of the New York Real Property Law or any successor law or ordinance.


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                                    ARTICLE 4

                            CONDITION OF THE PREMISES

         SECTION 4.1 CONDITION. Tenant currently occupies the 8th Floor Premises on the date hereof. Tenant has inspected the Premises and agrees (i) to accept possession of each portion of the Premises in the condition existing on the Commencement Date in respect thereof "as is", (ii) that neither Landlord nor Landlord's agents have made any representations or warranties with respect to the Premises or the Building except as expressly set forth herein, and (iii) except as expressly set forth in Section 5.9 in respect of Landlord's Work, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to the Premises to prepare the Premises for Tenant's occupancy. Any work to be performed in connection with Tenant's initial occupancy shall be referred to hereinafter as the "Initial Installations". Tenant's occupancy of any part of the Premises shall be conclusive evidence, as against Tenant, that Tenant accepts possession of such part of the Premises in its then current condition and at the time such possession was taken, the Premises and the Building are in a good and satisfactory condition as required by this Lease.

         SECTION 4.2 LANDLORD'S CONTRIBUTION. (a) Landlord agrees to pay to Tenant an amount not to exceed Landlord's Contribution toward the cost of the Initial Installations in respect of the 24th Floor Premises, provided that as of the date on which Landlord is required to make payment thereof pursuant to
Section 4.2(b): (i) this Lease is in full force and effect, and (ii) no Event of Default then exists. Tenant shall pay all costs of the Initial Installations in excess of Landlord's Contribution. Landlord's Contribution shall be payable solely on account of labor directly related to such Initial Installations and materials delivered to the 24th Floor Premises in connection with such Initial Installations, except that Tenant may apply up to 5% of Landlord's Contribution to pay "soft costs", architectural, consulting, engineering and legal fees, and furniture and equipment (exclusive of computer equipment) acquired for use in the 24th Floor Premises, incurred in connection with such Initial Installations. Tenant shall not be entitled to receive any portion of Landlord's Contribution not actually expended by Tenant in the performance of such Initial Installations in accordance with this Section 4.2, nor shall Tenant have any right to apply any unexpended portion of Landlord's Contribution as a credit against Rent or any other obligation of Tenant hereunder. Upon the completion of such Initial Installations and satisfaction of the conditions set forth in Section 4.2, or upon the occurrence of the date which is twelve months after the Commencement Date in respect of the 24th Floor Premises, whichever first occurs, any amount of Landlord's Contribution which has not been previously disbursed shall be retained by Landlord.

                  (b) Landlord shall pay Landlord's Contribution in respect of the 24th Floor Premises to Tenant following commencement of Tenant's business operations at the 24th Floor Premises and the final completion of the Initial Installation in respect of the 24th Floor Premises, within 30 days after submission by Tenant to Landlord of a written requisition therefor, signed by the chief financial officer of tenant and accompanied by (i) copies of paid invoices covering all of such Initial Installations, (ii) a written certification from Tenant's architect stating that (A) such Initial Installations described on such invoices have been


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completed in accordance with the plans and specifications approved by Landlord,
(B) such work has been paid in full by Tenant and (C) all contractors, subcontractors and material suppliers have delivered to Tenant waivers of lien with respect to such work (copies of which shall be included with such architect's certification), (iii) proof of the satisfactory completion of all required inspections and the issuance of any required approvals and sign-offs by Governmental Authorities with respect thereto, (iv) final "as built" plans and specifications for such Initial Installations as required pursuant to Section 5.1(c) and (v) such other documents and information as Landlord may reasonably request, including in connection with title drawdowns and endorsements. The right to receive Landlord's Contribution is for the exclusive benefit of Tenant, and in no event shall such right be assigned to or be enforceable by or for the benefit of any third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other Person.

                                    ARTICLE 5

                                   ALTERATIONS

         SECTION 5.1 TENANT'S ALTERATIONS. (a) Tenant shall not make any alterations, additions or other physical changes in or about the Premises (collectively, "Alterations") (other than decorative Alterations such as painting, wall coverings and floor coverings) without Landlord's prior written consent, which may be withheld in Landlord's sole discretion. Landlord shall not unreasonably withhold its consent to Alterations so long as the Alterations (i) are non-structural and do not affect the Building Systems, (ii) are performed only by contractors or mechanics approved by Landlord to perform such Alterations, (iii) affect only the Premises, (iv) do not affect the certificate of occupancy issued for the Building or the Premises, and (v) do not adversely affect any service required to be furnished by Landlord to Tenant or to any other tenant of the Building.

                  (b) Prior to making any Alterations, Tenant, at its expense, shall (i) submit to Landlord for its written approval, detailed plans and specifications (including layout, architectural, mechanical and structural drawings) of each proposed Alteration, and with respect to any Alteration affecting any Building System, Tenant shall submit proof that the Alteration has been designed by, or reviewed and approved by, Landlord's engineer for the relevant Building System, (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker's compensation (covering all persons to be employed by Tenant, and Tenant's contractors and subcontractors in connection with such Alteration) and comprehensive public liability (including property damage coverage) insurance and Builder's Risk coverage (issued on a completed value basis) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord's managing agent, and their respective employees and agents, any Lessor and any Mortgagee as additional insureds and (iv) furnish to Landlord such other evidence of Tenant's ability to complete and to fully pay for such Alterations as is reasonably satisfactory to Landlord. Upon Tenant's request, Landlord shall reasonably cooperate with Tenant in obtaining any permits, approvals or certificates required to


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
be obtained by Tenant in connection with any permitted Alteration (if the provisions of the applicable Requirement require that Landlord join in such application), provided Landlord shall incur no cost, expense or liability in connection therewith.

                  (c) Upon completion of any Alterations, Tenant, at its expense, shall promptly obtain certificates of final approval of such Alterations required by any Governmental Authority and shall furnish Landlord with copies thereof, together with "as built" plans and specifications for such Alterations.

         SECTION 5.2 MANNER AND QUALITY OF ALTERATIONS. All Alterations shall be performed (i) in a good and workmanlike manner and free from defects, (ii) in accordance with the plans and specifications, and by contractors approved by Landlord, (iii) under the supervision of a licensed architect reasonably satisfactory to Landlord, and (iv) in compliance with all Requirements, the terms of this Lease, all procedures and regulations then prescribed by Landlord for coordinating all work performed in the Building and the Rules and Regulations. All materials and equipment to be used in the Premises shall be first quality at least equal to the standards for the Building then established by Landlord, and no such materials or equipment (other than Tenant's Property) shall be subject to any lien or other encumbrance.

         SECTION 5.3 TENANT'S PROPERTY. Tenant's Property shall be and remain the property of Tenant and Tenant may, at any time on or before the Expiration Date, remove the same. On or prior to the Expiration Date, Tenant shall, unless otherwise directed by Landlord, at Tenant's expense, remove any Specialty Alterations. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Building caused by Tenant's removal of any Specialty Alterations and/or Tenant's Property, and upon default thereof, Tenant shall reimburse Landlord, on demand, for Landlord's cost of repairing such damage. Any Specialty Alterations or Tenant's Property not so removed shall be deemed abandoned and Landlord may remove and dispose of same, and repair any damage caused thereby, at Tenant's cost and without accountability to Tenant. This Section 5.3 shall survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Tenant shall not be required to remove any Alterations (other than Specialty Alterations) approved by Landlord unless Landlord conditions its approval on the removal of same.

         SECTION 5.4 MECHANIC'S LIENS. Tenant, at its expense, shall discharge any lien or charge filed against the Premises or the Real Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, within 10 days after Tenant's receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with law.

         SECTION 5.5 LABOR RELATIONS. Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord's sole judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others, or the use and enjoyment of other Building tenants or occupants. In the event of such interference or conflict,


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
upon Landlord's request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

         SECTION 5.6 TENANT'S COSTS. Tenant shall pay promptly to Landlord, upon demand, all costs actually incurred by Landlord in connection with Tenant's Alterations (including the Initial Installations), such as costs incurred in connection with (i) Landlord's review of the Alterations (including review of requests therefor) and (ii) the provision of Building trade personnel required by trade union policy or otherwise, to operate elevators or other equipment, during the performance of any Alterations.

         SECTION 5.7 TENANT'S EQUIPMENT. Tenant shall not move any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, "Equipment") into or out of the Building without Landlord's prior consent and payment to Landlord of any costs incurred by Landlord in connection therewith. If such Equipment requires special handling, Tenant agrees (i) to employ only persons holding a Master Rigger's License to perform such work, (ii) all work performed in connection therewith shall comply with all applicable Requirements and (iii) such work shall be done only during hours designated by Landlord. Tenant shall indemnify and hold Landlord harmless from and against all damages sustained by persons or property and all monies paid out by Landlord in settlement of any claims or judgments (including all expenses and attorneys' fees incurred in connection therewith) and all costs incurred in repairing any damage to the Building or appurtenances. The agreements set forth in this
Section 5.7 shall survive the expiration or earlier termination of this Lease.

         SECTION 5.8 LEGAL COMPLIANCE. The approval of plans or specifications or consent by Landlord to the making of any Alterations does not constitute Landlord's agreement or representation that such plans and specifications or any Alterations comply with any Requirements and/or with the certificate of occupancy issued for the Building. Landlord shall have no liability to Tenant or any other party in connection with Landlord's approval of any plans and specifications or consent to the making of any Alterations.

         SECTION 5.9 LANDLORD'S WORK. (a) Landlord shall perform the work described in Exhibit C hereto in respect of the 8th Floor Premises (collectively, "Landlord's Work").

                  (b) Tenant agrees to provide Landlord and its agents, contractors, subcontractors and employees access to the Premises at all times to perform Landlord's Work and Tenant and Landlord agree to cooperate and cause their agents, contractors and subcontractors to cooperate so as to minimize to the extent practicable any interference with the performance of Landlord's Work and Tenant's Alterations.



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                                    ARTICLE 6

                                   FLOOR LOAD

         SECTION 6.1 FLOOR LOAD. Tenant shall not place a load upon any floor of the Premises that exceeds 50 pounds per square foot "live load". Landlord reserves the right to reasonably prescribe the weight and position of all Equipment which Tenant wishes to place within the Premises.



                                    ARTICLE 7

                                     REPAIRS

         SECTION 7.1 LANDLORD'S REPAIR AND MAINTENANCE. Landlord shall operate, maintain and, except as provided in Section 7.2 hereof, make all necessary repairs (both structural and nonstructural) to (i) the Building Systems up to the point of connection to the Premises, and (ii) the public portions of the Building, both exterior and interior, in conformance with standards applicable to first-class renovated office buildings of comparable age and quality in the vicinity of the Building.

         SECTION 7.2 TENANT'S REPAIR AND MAINTENANCE. Tenant shall promptly, at its expense and in compliance with Article 5 of this Lease, (i) make all nonstructural repairs to the Premises and the fixtures, equipment and appurtenances therein as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear and damage for which Tenant is not responsible, and (ii) replace scratched or damaged doors, signs and glass (other than exterior windows) in and about the Premises. Without limiting the foregoing, all damage to the Premises or to any other part of the Building, or to any fixtures, equipment, sprinkler system and/or appurtenances thereof, whether requiring structural or nonstructural repairs, caused by or resulting from any act, omission, neglect or improper conduct of, or Alterations made by, or the moving of Tenant's fixtures, furniture or equipment into or out of the Premises by Tenant, Tenant's agents, employees, invitees or licensees, and all damage to any portion of the Building's Systems existing in the Premises, shall be repaired at Tenant's expense. Such repairs shall be made by
(a) Tenant, if the required repairs are nonstructural in nature and do not affect any Building System and/or if any damaged portion of the sprinkler system is contained within the Premises, or (b) Landlord, if the required repairs are structural in nature, involve exterior window glass or affect any Building System or any portion of the sprinkler system not contained within the Premises. All Tenant repairs shall be of a quality at least equal to the original work or construction but utilizing new construction materials and shall be made in accordance with this Lease. Tenant shall give Landlord prompt notice of any defective condition of which Tenant is aware in any Building System located in, servicing or passing through the Premises. If Tenant fails after 10 days' notice (or such shorter period as may be required in an emergency) to proceed with due diligence to make any repairs required to be made by Tenant, Landlord may make such repairs and all expenses incurred by Landlord on account thereof, plus interest thereon at the Interest Rate, shall be paid by Tenant within 10 days after Landlord delivers to Tenant an invoice therefor.

         SECTION 7.3 VERMIN. Tenant shall, at its expense, cause the Premises to be exterminated, from time to time as Landlord may reasonably direct or whenever there is evidence of infestation to Landlord's reasonable satisfaction, by licensed exterminators approved by Landlord.

         SECTION 7.4 INTERRUPTIONS DUE TO REPAIRS. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building, including the Building Systems which provide services to Tenant, as Landlord deems necessary or desirable, provided that in no event shall the level of any building service decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such work by Landlord). Landlord shall use reasonable efforts to minimize interference with Tenant's use and occupancy of the Premises in the making of any repairs, alterations, additions or improvements, provided that Landlord shall have no obligation to employ contractors or labor at "overtime" or other premium pay rates or to incur any other "overtime" costs or additional expenses whatsoever. There shall be no allowance to Tenant for a diminution of rental value, no constructive eviction of Tenant and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances or equipment therein.



                                    ARTICLE 8


                    INCREASES IN TAXES AND OPERATING EXPENSES

         SECTION 8.1 DEFINITIONS. For the purposes of this Article 8, the following terms shall have the meanings set forth below:

                  (a) "TAXES" shall mean (i) all real estate taxes, assessments, sewer and water rents, rates and charges and other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Real Property, and (ii) all expenses (including reasonable attorneys' fees and disbursements and experts' and other witnesses' fees) incurred in contesting any of the foregoing or the Assessed Valuation of all or any part of the Real Property. Taxes shall not include (x) interest or penalties incurred by Landlord as a result of Landlord's late payment of Taxes, except for interest payable in connection with the installment payment of assessments pursuant to the next sentence or (y) franchise or net income taxes imposed upon Landlord. If Landlord elects to pay any assessment in annual installments, then for the purposes of this Article 8, (i) such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law, and (ii) there shall be deemed included in Taxes for each Comparison Year the installments of such assessment becoming payable during such Comparison Year, together with interest payable during such Comparison Year on such installments and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If at any time the methods of taxation prevailing on the date hereof shall be altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Real Property whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes, provided that any tax, assessment, levy, imposition or charge imposed on income from the Real Property shall be calculated as if the Real Property were the only asset of Landlord.

                  (b) "ASSESSED VALUATION" shall mean the amount for which the Real Property is assessed pursuant to applicable provisions of the City Charter and of the Administrative Code of the City of New York for the purpose of imposition of Taxes.

                  (c) "TAX YEAR" shall mean the twelve month period from July 1 through June 30 (or such other period as hereinafter may be duly adopted by the City of New York as its fiscal year for real estate lax purposes).

                  (d) "BASE TAXES" shall mean an amount equal to the Taxes payable on account of the Base Tax Year in respect of (x) the 8th Floor Premises, (y) the 24th Floor Premises, and (z) the Storage Space, as the case may be.

                  (e) "TENANT'S PROJECTED SHARE OF TAXES" shall mean Tenant's Tax Payment, if any, for the prior Comparison Year, plus an amount equal to Landlord's estimate of the amount of increase in Tenant's Tax Payment projected for the current Comparison Year, divided by 12 and payable monthly as Additional Rent.

                  (f) "COMPARISON YEAR" shall mean (a) with respect to Taxes, any Tax Year commencing subsequent to the first day of a Base Tax Year, and (b) with respect to Operating Expenses, any calendar year commencing subsequent to the first day of a Base Expense Year.

                  (g) "OPERATING EXPENSES" shall mean the aggregate of all costs and expenses (and taxes, if any, thereon) paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) in connection with the ownership, operation, repair and maintenance of the Building and the Real Property, such as: (i) insurance premiums, (ii) the cost of electricity, gas, oil, steam, water, air conditioning and other fuel and utilities, (iii) attorneys' fees and disbursements and auditing, management and other professional fees and expenses, and (iv) any capital improvement as described in items (1) or (2) below which shall be installed by Landlord in the Building. Such improvements shall be amortized on a straight-line basis over such period as Landlord shall reasonably determine (with interest accruing on the unamortized portion thereof at the Base Rate in effect at the time such improvements are substantially completed per annum), and the amount included in Operating Expenses in any Comparison Year

(until such improvement has been fully amortized) shall be equal to the annual amortized amount. A capital improvement shall be included in Operating Expenses only if it either (1) results in a reduction in Operating Expenses (as for example, a labor-saving improvement), provided, the amount included in Operating Expenses in any Comparison Year shall not exceed an amount equal to the savings resulting from the installation and operation of such improvement, and/or (2) is made during any Comparison Year in compliance with Requirements. Operating Expenses shall not include any Excluded Expenses. If during all or part of any Base Expense Year or any Comparison Year, Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense) to any leasable portions of the Building for any reason, then, for purposes of computing Operating Expenses for any Base Expense Year or any Comparison Year, as the case may be, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs and expenses that would have been reasonably incurred by Landlord during such period if Landlord had furnished such item(s) of work or service to such portion of the Building. in determining the amount of Operating Expenses for any Base Expense Year or any Comparison Year, if less than 95 percent of the Building rentable area shall have been occupied by tenant(s) at any time during any such Base Expense Year or Comparison Year, Operating Expenses shall be determined for such Base Expense Year or Comparison Year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 95 percent throughout such Base Expense Year or Comparison Year.

                  (h) "BASE OPERATING EXPENSES" shall mean the Operating Expenses for the Base Expense Year in respect of (x) the 8th Floor Premises and
(y) the 24th Floor Premises, as the case may be.

                  (i) "STATEMENT" shall mean a statement containing a comparison of (1) the Taxes payable for the Base Tax Year for each portion of the Premises and the Taxes payable for any Comparison Year, or (2) the Base Operating Expenses for each portion of the Premises and the Operating Expenses payable for any Comparison Year.

         SECTION 8.2 (a) TENANT'S TAX PAYMENT. If the Taxes payable for any Comparison Year exceed the Base Taxes applicable to any portion of the Premises, Tenant shall pay to Landlord Tenant's Proportionate Share in respect of such portion of the Premises of such excess ("Tenant's Tax Payment"). On or about the start of each Comparison Year, Landlord shall furnish to Tenant a Statement of the Taxes. Tenant shall pay Tenant's Tax Payment to Landlord, in monthly installments, on the first day of each month during each Comparison Year, an amount equal to one twelfth of Tenant's Tax Payment due for each Comparison Year. If there is any increase or decrease in Taxes payable for any Comparison Year, whether levied during or after such Comparison Year, Landlord may furnish a revised Statement for such Comparison Year, Tenant's Tax Payment for such Comparison Year shall be adjusted and, within 15 business days after Tenant's receipt of such revised Statement (a) with respect to any increase in Taxes payable for such Comparison Year, Tenant shall pay such increase in Tenant's Tax Payment to Landlord, or (b) with respect to any decrease in Taxes payable for such Comparison Year, Landlord shall credit such decrease in Tenant's Tax Payment against the next installment of Rent payable by Tenant. If, during the Term, Landlord elects to collect Tenant's Tax Payments, in full or in installments on any date or dates other than as presently required, then following Landlord's notice to Tenant, Tenant's Tax Payments shall be correspondingly revised.

                  (b) If the applicable real estate tax fiscal year is changed, Taxes for such fiscal year shall be apportioned on the basis of the number of days in such fiscal year included in the particular Comparison Year for the purpose of making the computations under this Section.

                  (c) Only Landlord shall be eligible to institute proceedings to reduce the Assessed Valuation of the Real Property and the filings of any such proceeding by Tenant without Landlord's prior written consent shall constitute an Event of Default. If the Taxes payable for a Base Tax Year are reduced, the applicable Base Taxes shall be correspondingly revised, the Additional Rent previously paid or payable on account of Tenant's Tax Payment hereunder for all Comparison Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord within 15 business days after being billed therefor, any deficiency between the amount of such Additional Rent previously computed and paid by Tenant to Landlord, and the amount due as a result of such recomputations. If the Taxes payable for a Base Tax Year are increased then Landlord shall either pay to Tenant, or at Landlord's election, credit against subsequent payments of Rent due, the amount by which such Additional Rent previously paid on account of Tenant's Tax Payment exceeds the amount actually due as a result of such recomputations. If Landlord receives a refund of Taxes for any Comparison Year, Landlord shall, at its election, either pay to Tenant, or credit against subsequent payments of Rent due hereunder, an amount equal to Tenant's Proportionate Share of the refund, net of any expenses incurred by Landlord in achieving such refund, which amount shall not exceed Tenant's Tax Payment paid for such Comparison Year. Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the Assessed Valuation.

                  (d) Tenant shall be obligated to make Tenant's Tax Payment regardless of whether Tenant may be exempt from the payment of any taxes by reason of Tenant's diplomatic or other tax exempt status.

                  (e) If the Expiration Date shall occur on a date other than June 30, any Additional Rent payable by Tenant to Landlord under this Section
8.2 for the Comparison Year in which such Expiration Date occurs shall be apportioned on the basis of the number of days in the period from June 30 to the Expiration Date shall bear to the total number of days in such Comparison Year. In the event of the expiration or earlier termination of this Lease, any Additional Rent under this Section 8.2 shall be paid or adjusted within 30 days after submission of the Statement. In no event shall Fixed Rent ever be reduced by operation of this Section 8.2 and the rights and obligations of Landlord and Tenant under the provisions of this Section 8.2 with respect to any Additional Rent shall survive the expiration or earlier termination of this Lease.

                  (f) Tenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted and, if payable by Landlord, Tenant shall promptly pay such amounts to Landlord, upon Landlord's demand, as Additional Rent.

         SECTION 8.3 TENANT'S OPERATING PAYMENT. (a) If the Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses applicable to any portion of the Premises, Tenant shall pay to Landlord Tenant's Proportionate Share in respect of such portion of the Premises of such excess ("Tenant's Operating Payment"). For each Comparison Year, Landlord shall furnish to Tenant a written statement setting forth Landlord's good faith reasonable estimate of Tenant's Operating Payment for such Comparison Year, based upon such year's budget. Tenant shall pay to Landlord on the first day of each month during such Comparison Year an amount equal to one-twelfth of Landlord's estimate of Tenant's Operating Payment for such Comparison Year. If, however, Landlord shall furnish any such estimate for a Comparison Year subsequent to the commencement thereof, then (a) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 8.3 during the last month of the preceding Comparison Year, (b) promptly after such estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant's Operating Payment previously made for such Comparison Year were greater or less than the installments of Tenant's Operating Payment to be made for such Comparison Year in accordance with such estimate, and (i) if there shall be a deficiency, Tenant shall pay the amount thereof within 15 business days after demand therefor, or (ii) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (c) on the first day of the month following the month in which such estimate is furnished to Tenant, and on the first day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to one-twelfth of Tenant's Operating Payment shown on such estimate.

                  (b) On or before May 1st of each Comparison Year, Landlord shall furnish to Tenant a Statement for the immediately preceding Comparison Year. Each such Statement shall be accompanied by a computation of Operating Expenses for the Building prepared by Landlord's managing agent. If the Statement shall show that the sums paid by Tenant under Section 8.3(a) exceeded the actual amount of Tenant's Operating Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder. If the Statement for such Comparison Year shall show that the sums so paid by Tenant were less than Tenant's Operating Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within 15 business days after Tenant's receipt of the Statement.

                  (c) If the Expiration Date shall occur on a date other than December 31, any Additional Rent under this Section 8.3 for the Comparison Year in which such Expiration Date shall occur shall be apportioned on the basis of the number of days in the period from January 1 to the Expiration Date. Upon the expiration or earlier termination of this Lease, any Additional Rent under this
Article 8 shall be paid or adjusted within 30 days after submission of the Statement. In no event shall Fixed Rent ever be reduced by operation of this
Section 8.3 and the rights and obligations of Landlord and Tenant under the provisions of this Section 8.3 with respect to any Additional Rent shall survive the expiration or earlier termination of this Lease.

         SECTION 8.4 FORMULA. The computations of Additional Rent under this
Article 8 are intended to constitute a formula for an agreed rental adjustment and may or may not constitute an actual reimbursement to Landlord for Taxes, costs and expenses paid by Landlord with respect to the Building.

         SECTION 8.5 NON-WAIVER; DISPUTES. (a) Landlord's failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord's right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord's right to thereafter render a corrected Statement for that Comparison Year.

                  (b) Each Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant shall (i) within 30 days after such Statement is sent, pay to Landlord the amount set forth in such Statement, without prejudice to Tenant's right to dispute such Statement, and (ii) within 90 days after such Statement is sent, send a written notice to Landlord objecting to such Statement and specifying the reasons that such Statement is claimed to be incorrect. If the parties are unable to resolve any dispute as to the correctness of such Statement within 30 days following such notice of objection, either party may refer the issues raised to an independent firm of certified public accountants selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. The fees and expenses relating to such procedure shall be borne by the unsuccessful party (and if both parties are partially unsuccessful, the accountants shall apportion the fees and expenses between the parties based on the degree of success of each party).


                                    ARTICLE 9

                               REQUIREMENTS OF LAW

         SECTION 9.1 (a) TENANT'S COMPLIANCE. Tenant, at its expense and in accordance with Article 5 of this Lease, shall comply (or cause to be complied with) all Requirements applicable to the Premises, regardless of whether imposed by their terms upon Landlord or Tenant. Tenant shall make all repairs and alterations, whether structural or nonstructural, ordinary or extraordinary, arising as a result of (i) the specific manner and nature of use or occupancy by Tenant, or (ii) Alterations made by Tenant in the Premises. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt written notice thereof.

                  (b) HAZARDOUS MATERIALS. Tenant shall be responsible, at its expense, for all matters directly or indirectly based on, or arising or resulting from the actual or alleged presence of Hazardous Materials on the Premises or in the Building which is caused or permitted by Tenant. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any time.

                  (c) LANDLORD'S COMPLIANCE. Landlord shall comply with (or cause to be complied with) all Requirements applicable to the Building which are not the obligation of Tenant, to the extent that non-compliance would materially impair Tenant's use and occupancy of the Premises and Tenant's ability to conduct its business in the Premises for office use; and the Cost thereof shall be included in Operating Expenses pursuant to Section 8.1(g) of this Lease.

                  (d) LANDLORD'S INSURANCE. Tenant shall not cause or permit any action or condition that would (i) invalidate or conflict with Landlord's insurance policies, (ii) violate applicable rules, regulations and guidelines of the Fire Department, Fire Insurance Rating Organization or any other authority having jurisdiction over the Building, or (iii) cause an increase in the rate of fire insurance then on the Building over that in similar type buildings. If the fire insurance rates increase as a result of Tenant's failure to comply with the provisions of this Article, Tenant shall promptly cure such failure and shall reimburse Landlord, as Additional Rent, for the increased fire insurance premiums paid by Landlord because of such failure by Tenant. In any action or proceeding which Landlord and Tenant are parties, a schedule or "make up" of rates for the Building or the Premises issued by the appropriate Fire Insurance Rating Organization, or other body fixing such fire insurance rates, shall be conclusive evidence of the fire insurance rates then applicable to the Building.

         SECTION 9.2 FIRE ALARM SYSTEM; SPRINKLERS. Tenant shall install a fire-alarm and life-safety system in the Premises in accordance with this Lease, the Rules and Regulations and all Requirements, if and to the extent such system has not been installed in any portion of the Premises prior to the Commencement Date in respect thereof. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord's insurers requires or recommends any modifications and/or Alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire alarm and life-safety system serving the Building or the Premises by reason of Tenant's business, or the location of the partitions, trade fixtures, or other contents of the Premises, Landlord (to the extent outside of the Premises) or Tenant (to the extent within the Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case at Tenant's expense.

         SECTION 9.3 LIMITATIONS ON RENT. If at any time during the Term by reason of any Requirement, the Rent is not fully collectible, Tenant shall take such other steps (without additional expense to Tenant) as Landlord may request, and as may be legally permissible, to permit Landlord to collect the maximum rents which may during the continuance of such restriction be legally permissible (but not in excess of the Rent reserved under this Lease). Upon the termination of such restriction during the Term, Tenant shall pay to Landlord, in addition to the Rent for the period following such termination of the restriction, if legally permissible, the portion of Rent which would have been paid pursuant to this Lease but for such legal restriction less the Rent paid by Tenant to Landlord while such restriction was in effect, together with interest thereon at the Base Rate.

                                   ARTICLE 10

                                  SUBORDINATION

         SECTION 10.1 SUBORDINATION AND ATTORNMENT. (a) This Lease is subject and subordinate to all Mortgages and Superior Leases, and, at the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale.

                  (b) If a Lessor or Mortgagee or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of the party succeeding to Landlord's rights and upon such successor landlord's written agreement to accept Tenant's attornment and to recognize Tenant's interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as the Landlord under this Lease. The provisions of this Article are self-operative requiring no further instruments to give effect thereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request
(i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant's tenancy, and (iii) containing such other terms and conditions as may be required by such Mortgagee or Lessor, provided such terms and conditions do not materially increase Tenant's obligations or materially and adversely affect the rights of Tenant under this Lease. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not:

                           (i) be liable for any act or omission of Landlord
(except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord's interest and Tenant gives notice of such act or omission);

                           (ii) be subject to any defense, counterclaim, set-off
or offsets which Tenant may have against Landlord;

                           (iii) be bound by any prepayment of more than one
month's Rent to any prior landlord;

                           (iv) be bound by any obligation to make any payment
to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord's interest;

                           (v) be bound by any obligation to perform any work or
to make improvements to the Premises except for (x) repairs and maintenance pursuant to the provisions of this Lease, and (y) repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or awards, respectively, actually made available to such successor landlord; or

                           (vi) be bound by any modification, amendment or
renewal of this Lease made without successor landlord's consent.

         SECTION 10.2 MORTGAGE AND/OR SUPERIOR LEASE DEFAULTS. Tenant shall not cause a default under any Superior Lease or Mortgage, or omit to do anything that Tenant is obligated to do under the terms of this Lease so as to cause Landlord to be in default thereunder. Any Mortgagee may elect that this Lease shall have priority over the Mortgage that it holds and, upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease. In connection with the financing of the Real Property, the Building or the interest of the lessee under any Superior Lease, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution provided such modifications do not materially increase the obligations, or materially and adversely affect the rights, of Tenant under this Lease.

         SECTION 10.3 TENANT'S TERMINATION RIGHT. As long as any Superior Lease or Mortgage shall exist, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord (i) until Tenant shall have given written notice of such act or omission to all Lessors and/or Mortgagees, and (ii) until a reasonable period of time shall have elapsed following the giving of notice of such default and the expiration of any applicable notice or grace periods, during which period such Lessors and/or Mortgagees shall have the right, but not the obligation, to remedy such act or omission and thereafter diligently proceed to so remedy such act or obligation. If any Lessor or Mortgagee elects to remedy such act or omission of Landlord, Tenant shall not seek to terminate this Lease so long as such Lessor or Mortgagee is proceeding with reasonable diligence to effect such remedy.

         SECTION 10.4 PROVISIONS. The provisions of this Article shall (i) inure to the benefit of Landlord, any future owner of the Building or the Real Property, Lessor or Mortgagee and any sublessor thereof and (ii) apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease or Mortgage.

         SECTION 10.5 NON-DISTURBANCE AGREEMENTS. Landlord hereby agrees to use reasonable efforts to obtain for Tenant a subordination, non-disturbance and attornment agreement (a "SNDA") from all existing Mortgagees and Lessors, in the standard form customarily employed by such Mortgagee and/or Lessor in respect of the 24th Floor Premises. Landlord represents that, as of the date hereof, there are no existing Superior Leases and the only existing Mortgagee is Citicorp Real Estate, Inc.


                                   ARTICLE 11

                                    SERVICES

         SECTION 11.1 ELEVATORS. Landlord, at its expense, shall provide passenger elevator service to the Premises at all times, and at least one freight elevator serving the Premises available upon Tenant's prior request, on a non-exclusive "first come, first served" basis with other Building tenants, on all Business Days from 8:00 a.m. to 11:45 a.m. and from 1:00 p.m. to 4:45 p.m.

         SECTION 11.2 HEATING, VENTILATION AND AIR CONDITIONING. (a) Landlord shall furnish to the Premises heating, ventilation and air-conditioning ("HVAC") for the comfortable occupancy of the Premises, in accordance with the standards set forth in Exhibit D on all Business Days from 8:00 a.m. to 6:00 p.m. Landlord, at its expense, shall repair and maintain the HVAC System in good working order, provided repairs required as a result of the negligence or willful misconduct of Tenant, its agents or employees, shall be performed at Tenant's expense. Landlord shall have free access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, "Electrical Installations"), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord's access thereto or the moving of Landlord's equipment to and from the Electrical Installations. Neither Tenant, nor its agents, employees or contractors shall at any time enter the Electrical Installations or tamper with, adjust, or otherwise affect such Electrical Installations.

                  (b) Landlord shall not be responsible if the normal operation of the Building system providing HVAC to the Premises (the "HVAC System") shall fail to provide cooled or heated air, as the case may be, at reasonable temperatures, pressures, degrees of humidity, volumes or velocities to any parts of the Premises (i) by reason of any machinery or equipment installed by or on behalf of Tenant or any person claiming through or under Tenant, which shall have an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, as the case may be, or (ii) because of any rearrangement of partitioning or other Alterations (including the Initial Installations) made or performed by or on behalf of Tenant or any person claiming through or under Tenant. Tenant shall cause to be kept closed all of the operable windows in the Premises and shall lower the blinds when necessary because of the sun's position whenever the HVAC System is in operation or when and as reasonably required by any Requirement or any applicable Governmental Authority. Tenant at all times shall cooperate fully with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.

         SECTION 11.3 OVERTIME FREIGHT ELEVATORS AND HVAC. The Rent does not reflect or include any charge to Tenant for the furnishing of any elevator service (other than the one passenger elevator to be available at all times) or HVAC to the Premises during any periods other than for the hours and days set forth in Section 11.2 hereof ("Overtime Periods"). Landlord shall not be required to furnish any such services during Overtime Periods unless Landlord has received notice from Tenant requesting such services prior to 2:00 p.m. on the day upon which such services are requested, or by 2:00 p.m. on the last preceding Business Day, if such Overtime Periods are to occur on a day other than a Business Day, but Landlord shall use reasonable efforts (without obligation to incur any additional cost) to arrange such service on such shorter notice as Tenant shall provide. If Landlord furnishes freight elevator service to the Premises during Overtime Periods, Tenant shall pay to Landlord Landlord's then established rates for such service in the Building. If Landlord shall furnish HVAC to the Premises during Overtime

Periods, Tenant shall pay to Landlord Landlord's then established rates for such service in the Building.

         SECTION 11.4 CLEANING. Landlord shall cause the Premises (excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages) to be cleaned, substantially in accordance with the standards set forth in Exhibit E. Any areas of the Premises requiring additional cleaning such as areas used for preparation or consumption of food, shall be done, at Tenant's expense, by Landlord's contractor whose rates shall be competitive with rates of other such contractors in the vicinity of the Building. Landlord and its cleaning contractor and their respective employees shall have access to the Premises at all times except between 8:00 A.M. and 5:30 P.M. on Business Days.

         SECTION 11.5 WATER. Landlord, at Landlord's expense, shall provide to the Premises hot and cold water for drinking, cleaning and lavatory purposes. If Tenant requires or uses water for any additional purposes, Landlord may install a water meter. Tenant shall pay for the cost of such installation, maintenance, repairs and replacements thereto, and for water consumed as shown on the meter. Tenant shall also pay a reasonable charge for any required pumping or heating thereof, and any sewer rent, tax and/or charge now or hereafter assessed or imposed upon the Premises or the Real Property pursuant to any Requirement.

         SECTION 11.6 SERVICE INTERRUPTIONS. Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for repairs, alterations or improvements which, in Landlord's reasonable judgment, are desirable or necessary to be made, until such Unavoidable Delay, accident or emergency shall cease or such repairs, alterations or improvements are completed. Landlord shall not be liable for any such interruption, curtailment or failure to supply services provided Landlord shall use reasonable efforts to restore such service, remedy such situation and minimize any interference with Tenant's business. The exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent, relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience to Tenant, or interruption of Tenant's business, or otherwise.

         SECTION 11.7 REFUSE AND RUBBISH REMOVAL. Landlord shall provide refuse and rubbish removal services at the Premises for ordinary office refuse and rubbish pursuant to regulations reasonably established by Landlord. Tenant shall pay to Landlord, within 10 business days of receipt of an invoice therefor, the cost of such removal to the extent that the same exceeds the refuse and rubbish customarily generated by executive and general office tenants. In addition, if Tenant shall dispose of its refuse and rubbish in the public areas of the Building, Tenant shall be liable for the cost of such removal. Tenant shall cause its employees, agents, contractors and business visitors to observe such additional rules and regulations regarding rubbish removal and/or recycling as Landlord may, from time to time, reasonably impose.

                                   ARTICLE 12


                INSURANCE, PROPERTY LOSS OR DAMAGE; REIMBURSEMENT

         SECTION 12.1 TENANT'S INSURANCE. (a) Tenant, at its expense, shall obtain and keep in full force and effect during the Term:

                           (i) a policy of commercial general liability
insurance on an occurrence basis against claims for personal injury, death and/or property damage occurring in or about the Premises or the Building, under which Tenant is named as the insured and Landlord, Landlord's managing agent and any Lessors and any Mortgagees whose names shall have been furnished to Tenant are named as additional insureds, which insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord's managing agent or any Lessors or Mortgagees named as additional insureds, and Tenant agrees to obtain blanket broad-form contractual liability coverage to insure its indemnity obligations set forth in Article 35 hereof. The minimum limits of liability shall be a combined single limit with respect to each occurrence in an amount of not less than $5,000,000 per location, provided, however, that Landlord shall retain the right to require Tenant to increase such coverage to that amount of insurance which in Landlord's reasonable judgment is then being customarily required by landlords for similar office space in first-class renovated buildings in the City of New York. The deductible or self insured retention for such policy shall in no event exceed $10,000 at any time. If the aggregate limit applying to the Premises is reduced by the payment of a claim or establishment of a reserve, Tenant shall immediately arrange to have the aggregate limit restored by endorsement to the existing policy or the purchase of an additional insurance policy unless, in Landlord's reasonable judgment, Tenant maintains sufficient excess liability insurance to satisfy the liability requirements of this Lease without the reinstatement of the aggregate limit;

                           (ii) insurance against loss or damage by fire, and
such other risks and hazards as are insurable under then available standard forms of "all risk" insurance policies with extended coverage, insuring Tenant's Property, and all Specialty Alterations for the full insurable value thereof or replacement cost value thereof, having a deductible amount, if any, as reasonably determined by Landlord;

                           (iii) during the performance of any Alteration, until
completion thereof, Builder's risk insurance on an "all risk" basis and on a completed value form including a Permission to Complete and Occupy endorsement, for full replacement value covering the interest of Landlord and Tenant (and their respective contractors and subcontractors), any Mortgagee and any Lessor in all work incorporated in the Building and all materials and equipment in or about the Premises;

                           (iv) workers' Compensation Insurance, as required by
law;

                           (v) disability Benefits Policy Insurance;

                           (vi) business Interruption Insurance; and

                           (vii) such other insurance in such amounts as
Landlord, any Mortgagee and/or any Lessor may reasonably require from time to time.

                  (b) All insurance required to be carried by Tenant pursuant to the terms of this Lease (i) shall contain a provision that (x) no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, (y) the policy shall be noncancellable and/or no material change in coverage shall be made thereto unless Landlord, Lessors and Mortgagees shall have received 30 days' prior written notice of the same, and (z) Tenant shall be solely responsible for the payment of all premiums under such policies and Landlord, Lessors and Mortgagees shall have no obligation for the payment thereof, and (ii) shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the state in which the Building is located, and rated in Best's Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a "Best's Rating" of "A" and a "Financial Size Category" of at least "VIII" or, if such ratings are not then in effect, the equivalent thereof.

                  (c) On or prior to the date hereof, Tenant shall deliver to Landlord appropriate policies of insurance, including evidence of waivers of subrogation required to be carried by each party pursuant to this Article 12. Evidence of each renewal or replacement of a policy shall be delivered by Tenant to Landlord at least 5 days prior to the expiration of such policy. In lieu of the policy of insurance required to be delivered to Landlord pursuant to this Article (the "Policy"), Tenant may deliver to Landlord a certification from Tenant's insurance company (in the form currently designated "Acord 27" or the equivalent rather than on the form currently designated "Acord 25-S" or the equivalent) which shall be binding on Tenant's insurance company, and which shall expressly provide that such certification (i) conveys to Landlord and any other named insured and/or additional insureds thereunder (the "Insured Parties") all the rights and privileges afforded under the Policy, (ii) contains an unconditional obligation of the insurance company to give all Insured Parties advance notice of termination of the Policy, and (iii) contains an unconditional obligation of the insurance company to advise all Insured Parties at least 30 days in advance of any change to the Policy that would affect the interest of any of the Insured Parties.

         SECTION 12.2 WAIVER OF SUBROGATION. Landlord and Tenant shall each procure an appropriate clause or endorsement in any fire or extended coverage insurance covering the Premises, the Building and personal property, fixtures and equipment located therein, wherein the insurance companies shall waive subrogation or consent to a waiver of right of recovery and agree not to make any claim against or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such fire and extended coverage insurance. If either party shall be unable to obtain the inclusion of such clause even with the payment of an additional premium, then such party shall attempt to name the other party as a loss payee under the policy. If the payment of an additional premium is required for either (i) the inclusion of, or consent to, a waiver of subrogation, or (ii) for naming any party a loss payee, each party shall advise the other, in writing, of the amount of any such additional premiums and the other party may pay such additional premium. If such other party shall not elect to pay such additional premium or if it shall not be possible to have the other party named as a loss payee, even with the payment of an additional premium, then the first party shall not be required to obtain such waiver of subrogation or consent to waiver provision and such party shall so notify the first party and the first party's agreement to name the other party as an additional insured shall be satisfied. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to any Specialty Alterations,
(ii) Tenant's Property, and (iii) any loss suffered by Tenant due to interruption of Tenant's business.


                                   ARTICLE 13


                        DESTRUCTION - FIRE OR OTHER CAUSE

         SECTION 13.1 RESTORATION. If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to the Premises, Tenant shall give prompt notice to Landlord, and the damage shall be repaired by Landlord, at its expense, to substantially the condition of the Premises prior to the damage, but Landlord shall have no obligation to repair or restore (i) Tenant's Property or (ii) any Specialty Alterations. Until such time as the restoration of the Premises is substantially completed, Rent shall be reduced in the proportion by which the area of the part of the Premises which is neither usable (or accessible) nor used by Tenant bears to the total area of the Premises.

         SECTION 13.2 LANDLORD'S TERMINATION RIGHT. Notwithstanding anything to the contrary contained in Section 13.1, if the Premises are totally damaged or are rendered wholly untenantable, or if the Building shall be so damaged that, in Landlord's opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged or rendered untenantable), then in either of such events, Landlord may, not later than 60 days following the date of the damage, give Tenant a written notice terminating this Lease. If this Lease is so terminated, (i) the Term shall expire upon the 10th day after such notice is given, (ii) Tenant shall vacate the Premises and surrender the same to Landlord, (iii) Tenant's liability for Rent shall cease as of the date of the damage, and (iv) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant.

         SECTION 13.3 TENANT'S TERMINATION RIGHT. If the Premises are totally damaged and are rendered wholly untenantable thereby, or if the Building shall be so damaged that Tenant is deprived of reasonable access to the Premises, and if Landlord elects to restore the Premises, Landlord shall, within 60 days following the date of the damage, cause a contractor or architect selected by Landlord to give notice ("Restoration Notice") to Tenant of the date by which such contractor or architect estimates the restoration of the Premises shall be substantially completed. If the Restoration Notice estimates that the restoration shall not be substantially completed on or before a date ("Landlord's Restoration Date") which shall be 18 months following the date of such damage, then Tenant shall have the right to terminate this Lease by giving written notice ("Termination Notice") to Landlord not later than 10 days following Tenant's receipt of the Restoration Notice. If Tenant delivers to Landlord a Termination Notice, this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice as if such date were the Expiration Date, and Rent shall be apportioned and shall be paid or refunded, as the case may be, up to and including the date of such damage. If Tenant shall not have given the Termination Notice pursuant to this Section l3.3, and Landlord shall fail to substantially complete the restoration of the Premises on or before Landlord's Restoration Date, subject to Unavoidable Delays (which may not exceed an additional three months in the aggregate), then Tenant shall have the right to terminate this Lease by delivery to Landlord of a Termination Notice not later than 10 days following such date.

         SECTION 13.4 FINAL 18 MONTHS. Notwithstanding anything set forth to the contrary in this Article 13, in the event that any damage rendering the Premises wholly untenantable occurs during the final 18 months of the Term, either Landlord or Tenant may terminate this Lease by notice to the other party within 30 days after the occurrence of such damage and this Lease shall expire on the 30th day after the date of such notice. For purposes of this Section 13.4, the Premises shall be deemed wholly untenantable if due to such damage, Tenant shall be precluded from using more than 50 percent of the Premises for the conduct of its business and Tenant's inability to so use the Premises is reasonably expected to continue until at least the earlier of the (i) Expiration Date and
(ii) the 90th day after the date when such damage occurs.

         SECTION 13.5 WAIVER OF REAL PROPERTY LAW SECTION 227. This Article 13 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like nature and purpose now or hereafter in force, shall have no application in any such case.

         SECTION 13.6 LANDLORD'S LIABILITY. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant's agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted to employees of the Building, or for the loss of or damage to any property of Tenant by theft or otherwise. None of Landlord, its agents, any Mortgagee or Lessor shall be liable for any injury or damage to persons or property or interruption of Tenant's business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the same to the extent provided in Article 5). No penalty shall accrue for delays which may arise by reason of adjustment of fire insurance on the part of Landlord or Tenant, or for delay on account of "labor troubles" or any other cause beyond Landlord's control arising from any repair or restoration of any portion of the Premises or of the Building provided that Landlord shall perform any such repair or restoration expeditiously and in a manner as to minimize unreasonable interference with Tenant's business. None of the foregoing shall affect any right of Landlord to the indemnity from Tenant to which Landlord may be entitled under Article 32 in order to recoup for payments made to compensate for losses of third parties.

         SECTION 13.7 WINDOWS. If at any time any windows of the Premises are temporarily closed, darkened or covered over by reason of repairs, maintenance, alterations or improvements to the Building, or any of such windows are permanently closed, darkened or covered over due to any Requirement, Landlord shall not be liable for any damage Tenant may sustain and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.


                                   ARTICLE 14

                                 EMINENT DOMAIN

         SECTION 14.1 (a) TOTAL TAKING. If all or substantially all of the Real Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public purpose, this Lease shall terminate and the Term shall end as of the date of the vesting of title, with the same effect as if such date were the Expiration Date, and Rent shall be prorated and adjusted as of such date.

                  (b) PARTIAL TAKING. If only a part of the Real Property, the Building or the Premises shall be acquired or condemned then, except as hereinafter provided in this Article, this Lease and the Term shall continue in full force and effect, provided that from and after the date of the vesting of title, the Rent and Tenant's Proportionate Share shall be modified to reflect the reduction of the Premises and/or the Building as a result of such acquisition or condemnation.

                  (c) LANDLORD'S TERMINATION RIGHT. Whether or not the Premises are affected, Landlord may give to Tenant a notice of termination of this Lease within 60 days following the date upon which Landlord receives notice that (i) all or a portion of the Real Property or the Building (provided that Landlord elects to terminate leases (including this Lease) affecting at least 25% of the rentable area of the Building) or (ii) all or a portion of the Premises has been acquired or condemned.

                  (d) TENANT'S TERMINATION RIGHT. If the part of the Real Property so acquired or condemned contains more than 15 percent of the total area of the Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Lease by notice to Landlord given within 30 days following the date upon which Tenant received notice of such acquisition or condemnation. If Tenant so notifies Landlord, this Lease shall terminate and the Term shall end and expire upon date set forth in the notice, which date shall not be more than 30 days following the giving of such notice. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated in accordance with this Section 14.1, Landlord, at Landlord's expense, shall restore that part of the Premises not so acquired or condemned to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such acquisition or condemnation, excluding Tenant's Property and/or Specialty Alterations.

                  (e) APPORTIONMENT OF RENT. Upon any termination of this Lease pursuant to the provisions of this Article 14, Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.

         SECTION 14.2 AWARDS. Upon any acquisition or condemnation of all or any part of the Real Property, Landlord shall receive the entire award for any such acquisition or condemnation, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term, Tenant's Alterations or improvements; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article 14 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant's Property or Specialty Alteration included in such taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.

         SECTION 14.3 TEMPORARY TAKING. If the whole or any part of the Premises is acquired or condemned temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement, and Tenant shall be entitled to receive any award or payment for such use, which shall be received, held and applied by Tenant as a trust fund for payment of the Rent falling due.



                                   ARTICLE 15

                     ASSIGNMENT, SUBLETTING, MORTGAGE, ETC.

         SECTION 15.1 (a) NO ASSIGNMENT OR SUBLETTING. Except as expressly set forth herein, Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet (or underlet), or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord's prior written consent in each instance. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this
Article 15 shall be void.

                  (b) COLLECTION OF RENT. If, without Landlord's consent, this Lease is assigned, or any part of the Premises is sublet or occupied by anybody other than Tenant or this Lease or the Premises or Tenant's Property is encumbered (by operation of law or otherwise), Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No assignment, subletting, occupancy or collection shall be deemed a waiver of the provisions of this
Article 15, the acceptance of the assignee, subtenant or occupant as tenant, or the release of Tenant from the performance of Tenant's covenants hereunder. Tenant shall remain fully liable for the obligations under this Lease.

                  (c) FURTHER ASSIGNMENT/SUBLETTING. Landlord's consent to any assignment or subletting shall not relieve Tenant from obtaining Landlord's express written consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others, without Landlord's prior written consent in each instance.

         SECTION 15.2 TENANT'S NOTICE. If Tenant desires to assign this Lease or sublet all or any portion of the Premises, Tenant shall give notice thereof to Landlord, which shall be accompanied by (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and (b) with respect to a sublet of all or a part of the Premises, (i) the material business terms on which Tenant would sublet such premises, and (ii) a description of the portion of the Premises to be sublet. Such notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord's designee) shall be granted the right, at Landlord's option, (1) to terminate this Lease with respect to such space as Tenant proposes to sublease (the "Partial Space"), upon the terms and conditions hereinafter set forth, or (2) if the proposed transaction is an assignment of this Lease or a subletting of 50% or more of the rentable square footage of the Premises, to terminate this Lease with respect to the entire Premises. Such option may be exercised by notice from Landlord to Tenant within 45 days after Landlord's receipt of Tenant's notice.

         SECTION 15.3 LANDLORD'S TERMINATION. If Landlord exercises its option to terminate all or a portion of this Lease pursuant to Section 15.2, (i) this Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the date that such assignment or sublease was to commence,
(ii) Tenant's Rent shall be apportioned, paid or refunded as of such date, (iii) Tenant, upon Landlord's request, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof, and (iv) Landlord shall be free to lease the Premises (or any part thereof) to Tenant's prospective assignee or subtenant.

         SECTION 15.4 (a) LANDLORD'S LEASEBACK. If Landlord receives a notice from Tenant as described in Section 15.2, Landlord or its designee may, at its option, in lieu of exercising the options described in 15.2, sublease from Tenant the space described in Tenant's notice (or, if the space described in Tenant's notice constitutes 50 percent or more of the rentable square footage contained in the Premises, Landlord may sublease from Tenant the entire Premises) (such space being hereafter referred to as the "Leaseback Space"). If Landlord exercises its option to sublet the Leaseback Space, such sublease to Landlord or its designee (as subtenant) shall be at a rental rate equal to the product of the lesser of (A) the rent per rentable square foot (including Fixed Rent and Additional Rent) then payable pursuant to this Lease, and (B) the rent per rentable square foot set forth in the proposed sublease, multiplied by the rentable square foot area of the Leaseback Space; shall be for the same term as that of the proposed subletting; and shall:

                           (i) be expressly subject to all of the covenants, terms and conditions of this Lease except such as are irrelevant or inapplicable, and except as expressly set forth in this Article 15 to the contrary;

                           (ii) be upon the same terms and conditions as those contained in the proposed sublease, except such as are irrelevant or inapplicable and except as expressly set forth in this Article 15 to the contrary;

                           (iii) give the subtenant the unqualified and unrestricted right, without Tenant's consent, to assign such sublease or any interest therein and/or to sublet all or any portion of the space covered by such sublease and to make alterations and improvements in the space covered by such sublease, and if the proposed sublease will result in all or substantially all of the Premises being sublet, grant Landlord or its designee the option to extend the term of such sublease for the balance of the Term of this Lease less one day;

                           (iv) provide that any assignee or further subtenant of Landlord or its designee, may, at Landlord's option, be permitted to make alterations and decorations in such space and that any or all of such alterations, decorations and installations may be removed by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease, provided that such assignee or subtenant shall, at its expense, repair any damage caused by such removal; and

                           (v) provide that (A) the parties to such sublease expressly negate any intention that the sublease estate be merged with any other estate held by either of such parties, (B) any assignment or sublease by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in its sole discretion, shall deem appropriate, (C) Tenant shall, at its sole cost and expense, at all times provide and permit reasonably appropriate means of ingress to and egress from such space so sublet by Tenant to Landlord or its designee,
         (D) Landlord may, at Tenant's expense, make such alterations as may be required or deemed necessary by Landlord to physically separate the Leaseback Space from the balance of the Premises and to comply with any Requirements or insurance requirements relating to such separation, and
         (E) that at the expiration of the term of such sublease. Tenant will accept the Leaseback Space in its then existing condition, subject to the obligations of the subtenant to make such repairs as may be necessary to preserve such premises in good order and condition.

                  (b) OBLIGATIONS RE: LEASEBACK SPACE. If Landlord exercises its option to sublet the Leaseback Space:

                           (i) Landlord shall indemnify, defend and hold harmless Tenant from all obligations under this Lease as to the Leaseback Space during the period it is so sublet to Landlord, except as to any obligation arising out of or resulting from the negligence or willful misconduct of Tenant, or any of its agents, contractors or employees;

                           (ii) Performance by Landlord, or its designee, under a sublease of the Leaseback Space shall be deemed performance by Tenant of any similar obligation under this Lease and Tenant shall not be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the subtenant pursuant to such sublease; or

                           (iii) Tenant shall have no obligation, at the expiration or earlier termination of the Term, to remove any alteration, installation or improvement made in the Leaseback Space by Landlord (or Landlord's designee); and

                           (iv) Any consent required of Tenant, as Landlord under the sublease, shall be deemed granted if consent with respect thereto is granted by Landlord under this Lease, and any failure of Landlord (or its designee) to comply with the provisions of the sublease other than with respect to the payment of Rent shall not constitute a default thereunder or hereunder if Landlord shall have consented to such non-compliance.

         SECTION 15.5 CONSENT BY LANDLORD. If Landlord does not exercise any of Landlord's options provided under Section 15.2, and provided that no Event of Default then exists, Landlord's consent to the proposed assignment or sublease shall not be unreasonably withheld or delayed. Such consent shall be granted or declined, as the case may be, within 30 days after Landlord's receipt of (a) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (b) current financial information with respect to the proposed assignee or subtenant, including its most recent financial statements, and (c) any other information Landlord may reasonably request, provided that:

                           (i) in Landlord's reasonable judgment, the proposed assignee or subtenant is engaged in a business or activity, and the Premises will be used in a manner, which (a) is in keeping with the then standards of the Building, (b) limits the use of the Premises to general and executive offices, and (c) does not violate any restrictions set forth in this Lease, and/or any negative covenant as to use of the Premises required by any other lease in the Building of which Tenant has been advised;

                           (ii) the proposed assignee or subtenant is a reputable person or entity of good character with sufficient financial means to perform all of its obligations under the Lease or sublease, as the case may be, and Landlord has been furnished with reasonable proof thereof;

                           (iii) if Landlord has, or reasonably expects to have within six months thereafter, comparable space available in the Building, neither the proposed assignee or subtenant nor any person which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or subtenant is then an occupant of the Building;

                           (iv) the proposed assignee or subtenant is not a person or entity (or affiliate of a person or entity) with whom Landlord or Landlord's agent is then or has been within the prior six months negotiating in connection with the rental of space in the Building;

                           (v) the form of the proposed sublease or instrument of assignment shall be reasonably satisfactory to Landlord and shall comply with the provisions of this Article 15;

                           (vi) there shall be not more than two subtenants of the Premises;

                           (vii) The amount of the aggregate rent to be paid by the proposed subtenant is not less than the then current market rent per rentable square foot for the Premises determined as though the Premises were vacant (taking into account that the proposed transaction is a sublease, the length of the proposed term of sublease, any rent concessions granted to sublessee, and the cost of any alterations being performed for the sublessee), and the rental and other terms and conditions of the sublease are the same as those contained in the proposed sublease furnished to Landlord pursuant to Section 15.2;

                           (viii) Tenant shall, upon demand, reimburse Landlord for all expenses incurred by Landlord in connection with such assignment or sublease, including any investigations as to the acceptability of the proposed assignee or subtenant, reviewing any plans and specifications for Alterations proposed to be made in connection therewith, and all legal costs reasonably incurred in connection with the granting of any requested consent;

                           (ix) Tenant shall not (A) publicize the availability of the Premises without Landlord's prior approval, or (B) list the Premises to be sublet or assigned with a broker, agent or otherwise at a rental rate less than the fixed rent and additional rent at which Landlord is then offering to lease other space in the Building; and

                           (x) the proposed subtenant or assignee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the proposed assignee or subtenant agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the City and State of New York.

         SECTION 15.6 BINDING ON TENANT; INDEMNIFICATION OF LANDLORD. Each sublease pursuant to this Article 15 shall be subject to all of the covenants, terms and conditions of this Lease. Notwithstanding any such sublease to any subtenant and/or acceptance of Rent by Landlord from any subtenant, Tenant shall remain fully liable for the payment of all Rent due and to become due hereunder and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant's part to be observed and performed; and all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall violate any obligations of this Lease shall be deemed to be a violation by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys' fees and disbursements) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article 15.

         SECTION 15.7 TENANT'S FAILURE TO COMPLETE. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within 90 days after the giving of such consent, then Tenant shall again comply with all of the provisions and conditions of Section 15.2 and 15.4 hereof before assigning this Lease or subletting all or part of the Premises.

         SECTION 15.8 SUBLEASE RESTRICTIONS. With respect to each and every sublease and/or assignment authorized by Landlord under the provisions of this Lease, it is further agreed that:

                           (i) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord and shall comply with the provisions of this Article;

                           (ii) no sublease shall be delivered, and no subtenant shall take possession of any part of the Premises, until an executed counterpart of such sublease has been delivered to Landlord and approved in writing by landlord (or deemed approved pursuant to Section
         15.5 hereof);

                           (iii) no sublease shall be delivered, and no subtenant shall take possession of any part of the Premises, until an executed counterpart of such sublease has been delivered to Landlord and approved in writing by Landlord (or deemed approved pursuant to Section 15.5 hereof);

                           (iv) if an Event of Default shall occur at any time prior to the effective date of such assignment or subletting, then Landlord's consent thereto, if previously granted, shall be immediately deemed revoked without further notice to Tenant, and if such assignment or subletting would have been permitted without Landlord's consent pursuant to Section 15.10, such permission shall be void and without force and effect, and in either case, any such assignment or subletting shall constitute a further Event of Default hereunder; and

                           (v) each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, it being the intention of Landlord and Tenant that Tenant shall assume and be liable to Landlord for any and all acts and omissions of all subtenants and anyone claiming under or through any subtenants which, if performed or omitted by Tenant, would be a default under this Lease; and Tenant and each subtenant shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title in interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewal thereof then in effect and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant,
         (C) bound by any previous modification of such sublease or by any prepayment of more than one month's Rent, (D) bound to return such subtenant's security deposit, if any, except to the extent such deposit shall come into Landlord's actual possession and such subtenant shall be entitled to such return under the terms of such sublease, or (E) obligated to make any payment to or on behalf of such subtenant or to perform any work in the subleased space or the Building or in any way to prepare the sublease space for occupancy beyond Landlord's obligations under this Lease. The provisions of this Article 15 shall be self-operative and no further instrument shall be required to give effect to this provision. The subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.

         SECTION 15.9 PROFITS. If Tenant shall enter into any assignment or sublease permitted and/or consented to by Landlord, Tenant shall, within 60 days of Landlord's consent to such assignment or sublease, deliver to Landlord a complete list of Tenant's reasonable third-party brokerage fees, legal fees and architectural fees paid or to be paid in connection with such transaction, together with a list of all of Tenant's Property to be transferred to such assignee or sublessee. Tenant shall deliver to Landlord evidence of the payment of such fees promptly after the same are paid. In consideration of such assignment or subletting Tenant shall pay to Landlord:

                           (a) In the case of an assignment, on the effective
date of the assignment, an amount equal to 50 percent of all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including sums paid for Tenant's Property, less, in the case of a sale thereof, the then fair market value thereof, as reasonably determined by Landlord) after first deducting Tenant's reasonable third-party brokerage fees, legal fees and architectural fees in connection with such transaction; or

                           (b) in the case of a sublease, 50 percent of any
consideration payable under the sublease to Tenant by the subtenant which exceeds on a per square foot basis the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (together with any sums paid for the sale or rental of Tenant's property, less, in the case of the sale thereof, the then fair market value thereof, as reasonably determined by Landlord) after first deducting Tenant's reasonable third-party brokerage fees, legal fees and architectural fees in connection with such transaction. The sums payable under this clause shall be paid by Tenant to Landlord as and when paid by the subtenant to Tenant.

         SECTION 15.10 (a) TRANSFERS. If Tenant is a corporation, the transfer (by one or more transfers) of a majority of the stock of Tenant shall be deemed a voluntary assignment of this Lease; provided, however, the provisions of this
Article 15 shall not apply to the transfer of shares of stock of Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange. For purposes of this Section 15.10 the term "transfers" shall be deemed to include the issuance of new stock which results in a majority of the stock of Tenant being held by a person or entity which does not hold a majority of the stock of Tenant on the date hereof. If Tenant is a limited liability company, trust, or any other legal entity, the transfer (by one or more transfers) of a majority of the beneficial ownership interests in such entity, however characterized, shall be deemed a voluntary assignment of this Lease. The provisions of Section 15.1 shall not apply to transactions with a corporation into or with which Tenant is merged or consolidated or to which substantially all of Tenant's assets are transferred so long as (i) such transfer was made for a legitimate independent business purpose and not for the principal purpose of transferring this Lease, (ii) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (1) the net worth of Tenant immediately prior to such merger, consolidation or transfer, and (2) the net worth of the original Tenant on the date of this Lease, and (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least 10 days prior to the effective date of any such transaction. Tenant may also, upon prior notice to but without the consent of Landlord, permit any corporation or other business entity which controls, is controlled by, or is under common control with the original Tenant (a "Related Corporation") to sublet all or part of the Premises for any Permitted Use. Such sublease shall not be deemed to vest in any such Related Corporation any right or interest in this Lease or the Premises nor shall it relieve, release, impair or discharge any of Tenant's obligations hereunder. For the purposes hereof, "control" shall be deemed to mean ownership of not less than 50 percent of all of the voting stock of such corporation or not less than 50 percent of all of the legal and equitable interest in any other business entity if Tenant is not a corporation. Notwithstanding the foregoing, Tenant shall have no right to make an assignment of this Lease or sublease all or any portion of the Premises without Landlord's consent pursuant to this Section
15.10 if Tenant is not the initial Tenant herein named or a person or entity who acquired Tenant's interest in this Lease in a transaction approved by Landlord.

                           (b) MISCELLANEOUS. The limitations set forth in this
Section 15.9 shall apply to subtenant(s), assignee(s) and guarantors of this Lease, if any, and any transfer by any such entity in violation of this Section
15.9 shall be a transfer in violation of Section 15.1.

                           (c) MODIFICATIONS, ETC. Any modification, amendment
or extension of a sublease and/or any other agreement by which a landlord of a building other than the Building agrees to assume the obligations of Tenant under this Lease shall be deemed a sublease for the purposes of Section 15.1 hereof.

         SECTION 15.11 ASSUMPTION OF OBLIGATIONS. Any assignment or transfer, whether made with Landlord's consent or without Landlord's consent, if and to the extent permitted hereunder, shall not be effective unless and until the assignee executes, acknowledges and delivers to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee (i) assumes Tenant's obligations under this Lease and (ii) agrees that, notwithstanding such assignment or transfer, the provisions of Section 15.1 hereof shall be binding upon it in respect of all future assignments and transfers.

         SECTION 15.12 TENANT'S LIABILITY. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant's obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.

         SECTION 15.13 LISTINGS. The listing of any name other than that of Tenant, on the doors of the Premises, the Building directory, or otherwise, shall not vest any right or interest in this Lease or in the Premises, nor shall it be deemed to constitute Landlord's consent to any assignment or transfer of this Lease or to any sublease of Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord's discretion by notice to Tenant.

         SECTION 15.14 LEASE DISAFFIRMANCE OR REJECTION. If at any time after an assignment by Tenant named herein, this Lease is disaffirmed or rejected in any proceeding of the types described in Section 18.1(vii) hereof or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant named herein, upon request of Landlord given after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as "tenant," enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, unless sooner terminated in accordance therewith, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any persons claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of 10 days after Landlord's request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant's default thereunder.

         SECTION 15.15 ARBITRATION. Notwithstanding any of the foregoing to the contrary, Tenant may dispute the reasonableness of the withholding by Landlord of its consent to a proposed assignment or sublease by arbitration of the issue in the City in which the Building is located in accordance with the rules and regulations for commercial matters then prevailing of the American Arbitration Association or its successor (the "AAA") pursuant to a submission effected within 10 Business Days after written notice of the withholding of consent has been given by Landlord to Tenant. Provided the rules and regulations of the AAA so permit, (a) the AAA shall, within two Business Days after such submission or application, select a single arbitrator having at least 10 years' experience in leasing of commercial properties similar to the Building, (b) the arbitration shall commence two Business Days thereafter and shall be limited to a total of seven hours on the date of commencement until completion, with each party having no more than a total of two hours to present its case and to cross-examine or interrogate persons supplying information or documentation on behalf of the other party, and (c) the arbitrator shall make a determination within three Business Days after the conclusion of the presentation of Landlord's and Tenant's cases, which determination shall be limited to a decision upon whether

Landlord's withholding of its consent was reasonable. The arbitrator's determination shall be final and binding upon the parties, whether or not a judgment shall be entered in any court. All actions necessary to implement such decision shall be undertaken as soon as possible, but in no event later than 10 Business Days after the rendering of such decision. The arbitrator's determination may be entered in any court having jurisdiction thereof. All fees payable to the AAA for services rendered in connection with the resolution of the dispute shall be paid by the unsuccessful party.


                                   ARTICLE 16

                                   ELECTRICITY

         SECTION 16.1 SUBMETERED ELECTRICITY. Landlord shall redistribute or furnish electricity to or for the use of Tenant in the Premises for the operation of the lighting fixtures and the electrical receptacles installed in the Premises. Tenant shall pay to Landlord, on demand, from time to time, but no more frequently than monthly, for its consumption of electricity at the Premises, based upon Landlord's then applicable rate for submetered electricity, plus Landlord's charge in an amount equal to five (5%) percent of such amount for Landlord's costs of maintaining, repairing and reading such meter or submeter. Where more than one meter measures the electricity to Tenant, the electricity rendered through each meter shall be computed and billed separately in accordance with the provisions set forth above. Bills for such amounts shall be rendered to Tenant at such times as Landlord may elect. The rate to be paid by Tenant for submetered electricity shall include any taxes or other charges in connection therewith. If any tax is imposed upon Landlord's receipts from the sale or resale of electricity to Tenant, Tenant's pro rata share of such tax shall be paid by Tenant if and to the extent permitted by law.

         SECTION 16.2 EXCESS ELECTRICITY. Tenant shall at all times comply with the rules and regulations of the utility supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord's judgment, would exceed the capacity of the electrical equipment serving the Premises or interfere with the electrical service to other Building tenants. If Landlord determines that Tenant's electrical requirements necessitate installation of any additional equipment, or if Tenant requests that such additional equipment be installed, Landlord shall, at Tenant's expense, install such additional equipment provided that Landlord, in its judgment, considering the potential needs of present and future Building tenants and of the Building itself, determines that (i) such installation is practicable, (ii) such additional feeders or risers are necessary and permissible under applicable laws and insurance regulations, and (iii) the installation of such feeders of risers will not cause permanent damage or injury to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, interfere with or disturb or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear. Any costs incurred by Landlord in connection therewith shall be paid by Tenant within 10 days after the rendition of a bill therefor. Tenant shall not make or perform, or permit the making or performance of, any Alterations to wiring installations or other electrical facilities in or serving the Premises or any additions to the office equipment or other appliances in the Premises which utilize electrical energy (other than ordinary small office equipment) without the prior consent of Landlord, in each instance, and in compliance with this Lease.

         SECTION 16.3 SERVICE DISRUPTION. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of electric service furnished to the Premises for any reason except if attributable to the gross negligence or willful misconduct of Landlord, nor shall such failure, defect, interruption or change constitute an actual or constructive eviction, in whole or part, or entitle Tenant to any abatement or diminution in rent, or relieve Tenant from any of its Lease obligations, whether electricity is provided by public or private utility or by any electricity generation system owned and operated by Landlord.

         SECTION 16.4 DISCONTINUANCE OF SERVICE. Landlord reserves the right to discontinue furnishing electricity to Tenant in the Premises. If Landlord exercises such right, or is compelled to discontinue furnishing electricity to Tenant, this Lease shall continue in full force and effect and shall be unaffected thereby. If Landlord so discontinues furnishing electricity, Tenant shall arrange to obtain electricity directly from any utility company serving the Premises to the extent that the same is available, suitable and safe for such purposes. All equipment which may be required to obtain electricity of substantially the same quantity, quality and character shall be installed by Landlord at the sole cost and expense of (i) Landlord, if Landlord voluntarily discontinues such service, and (ii) Tenant, if Landlord is compelled to discontinue such service by the public utility or pursuant to governmental regulation or law or if such discontinuance arises out of the acts of omissions or Tenant. Landlord shall not voluntarily discontinue furnishing electricity to Tenant until Tenant is able to receive electricity directly from the public utility or other company servicing the Building unless the public utility or other company is not prepared to furnish electricity to the Premises on the date required as a result of Tenant's delay or negligence in arranging for service or Tenant's refusal to provide the utility company with a deposit or other security requested by the utility company or Tenant's refusal to take other actions requested by the utility company.



                                   ARTICLE 17

                               ACCESS TO PREMISES

         SECTION 17.1 LANDLORD'S ACCESS. (a) Tenant shall permit Landlord, Landlord's agents and public utility service providers servicing the Building to erect, use and maintain concealed ducts, pipes and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount. All work performed under this Section 17.1 shall be performed with reasonable diligence and in a manner so as to minimize disturbance of Tenant's business and otherwise in accordance with Section 7.4 of this Lease. Landlord shall promptly repair any damage to the Premises or Tenant's Property caused by any work performed pursuant to this Article.

                  (b) Landlord and Landlord's agents shall have the right to enter the Premises at all reasonable times, upon reasonable notice (which notice may be oral) except in the case of emergency, to examine the Premises, to show it to prospective purchasers, Mortgagees, Lessors or lessees of the Building and their respective agents and representatives or to others, and to make such repairs, alterations or additions to the Premises or the Building (i) as Landlord may deem necessary or desirable, (ii) which Landlord may elect to perform following Tenant's failure to perform, or (iii) to comply with any Requirements, and Landlord shall be allowed to take all material into the Premises that may be required for the performance of such work without the same constituting an actual or constructive eviction of Tenant in whole or in part and without any abatement of Rent.

                  (c) All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, and doors and entrances other than doors and entrances solely connecting areas within the Premises), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Building Systems and Building facilities are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair.

         SECTION 17.2 FINAL 12 MONTHS. If, during the last 12 months of the Term, Tenant removes all or substantially all of Tenant's Property from the Premises, Landlord may, upon prior notice (which notice may be oral) and at reasonable hours, renovate and/or redecorate the Premises, without abatement of any Rent or incurring any liability to Tenant. Such acts shall not be deemed an actual or constructive eviction and shall have no effect upon this Lease.

         SECTION 17.3 ALTERATIONS TO BUILDING. Landlord has the right to (i) change the name, number or designation by which the Building is commonly known, and (ii) alter the Building to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building without any such acts constituting an actual or constructive eviction and without incurring any liability to Tenant, so long as such changes do not deprive Tenant of access to the Premises. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances other than doors and entrances solely servicing the Premises), all terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways and other mechanical facilities, Building Systems and Building facilities are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair.

                                   ARTICLE 18

                                     DEFAULT

         SECTION 18.1 TENANT'S DEFAULTS. Each of the following events shall be an "Event of Default" hereunder:

                           (i) Failure by Tenant to pay when due any installment of Fixed Rent; or

                           (ii) Failure by Tenant to observe or perform any other term, covenant or condition of this Lease to be observed or performed by Tenant and if such failure continues for more than 10 days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot be completely remedied within 10 days, failure by Tenant to commence to remedy such failure within said 10 days, and thereafter diligently prosecute to completion all steps necessary to remedy such default; or

                           (iii) Tenant defaults in the observance or performance of any term, covenant or condition on Tenant's part to be observed or performed under any other lease with Landlord or Landlord's predecessor-in-interest for space in the Building and such default shall continue beyond any grace period set forth in such other lease for the remedying of such default; or

                           (iv) Tenant's interest in this Lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as expressly permitted under Article 15 hereof, or

                           (v) Tenant generally does not, or is unable to, or admits in writing its inability to, pay its debts as they become due; or

                           (vi) Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant's property; or

                           (vii) if, within 60 days after the commencement of any proceeding against Tenant, whether by the filing of a petition or otherwise, seeking bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within 60 days after the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant's property, without the consent or acquiescence of Tenant, as the case may be, such appointment shall not have been vacated or otherwise discharged, or if any lien, execution or attachment or other similar filing shall be made or issued against Tenant or any of Tenant's property pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant.

Upon the occurrence of any one or more of such Events of Default, Landlord may, at its sole option, give to Tenant three days' notice of cancellation of this Lease, in which event this Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of such three day period with the same force and effect as if the date of expiration of such three days were the Expiration Date stated herein; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in Article 19 hereof.

         SECTION 18.2 TENANT'S LIABILITY. If, at any time, (a) Tenant shall be comprised of two or more persons, (b) Tenant's obligations under this Lease shall have been guaranteed by any person other than Tenant, or (c) Tenant's interest in this Lease shall have been assigned, the word "Tenant," as used in
Section 18.1 (v), (vi) and (vii), shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant's obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in this Article shall be deemed paid as compensation for the use and occupancy of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Rent or a waiver on the part of Landlord of any rights under this Lease.


                                   ARTICLE 19

                              REMEDIES AND DAMAGES

         SECTION 19.1 (a) LANDLORD'S REMEDIES. If any Event of Default occurs, and this Lease and the Term expire and come to an end as provided in Article 18:

                           (i) SURRENDER OF POSSESSION. Tenant shall quit and
surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such Event of Default, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force or otherwise in accordance with applicable legal proceedings (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises.

                           (ii) LANDLORD'S RELETTING. Landlord, at Landlord's
option, may relet all or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for any term ending before, on or after the Expiration Date, at such rental and upon such other conditions (which may include concessions and free rent periods) as Landlord, in its sole discretion, may determine. Landlord shall have no obligation to and shall not be liable for refusal or failure to relet or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting; and no such refusal or failure shall relieve Tenant of, or otherwise affect, any liability under this Lease. Landlord, at Landlord's option, may make such alterations, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

                           (b) TENANT'S WAIVER. Tenant, on its own behalf and on
behalf of all persons claiming through or under Tenant, including all creditors, hereby waives all rights which Tenant and all such persons might otherwise have under any Requirement (i) to the service of any notice of intention to re-enter or to institute legal proceedings, (ii) to redeem, or to re-enter or repossess the Premises, or (iii) to restore the operation of this Lease, after (A) Tenant shall have been dispossessed by judgment or by warrant of any court or judge,
(B) any re-entry by Landlord, or (C) any expiration or early termination of the term of this Lease, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words "re-enter," "re-entry" and "re-entered" as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

                           (c) TENANT'S BREACH. Upon the breach or threatened
breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth above are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

         SECTION 19.2 (a) LANDLORD'S DAMAGES. If this Lease and the Term expire and come to an end as provided in Article 18, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 19.1, then, in any of such events:

                           (i) Tenant shall pay to Landlord all Fixed Rent, all
sums payable pursuant to Article 8 of this Lease (including Tenant's Tax Payment and Tenant's Operating Payment) and all other items of Rent payable under this Lease by Tenant to Landlord up to the Expiration Date or to the date of re-entry upon the Premises by Landlord, as the case may be;

                           (ii) Landlord shall be entitled to retain all monies,
if any, paid by Tenant to Landlord, whether as advance Rent, Security Deposit or otherwise, which monies, to the extent not otherwise applied to amounts due and owing to Landlord, shall be credited by Landlord against any damages payable by Tenant to Landlord;

                           (iii) Tenant shall pay to Landlord, in monthly
installments, on the days specified in this Lease for payment of installments of Fixed Rent, any Deficiency; it being understood that Landlord shall be entitled to recover from Tenant each month, the Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord's right to collect the Deficiency for any subsequent month by a similar proceeding; and

                           (iv) whether or not Landlord shall have collected any
monthly Deficiency, Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency and as liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent during such period to be the same as was payable for the year immediately preceding such termination or re-entry), increased in each succeeding year by four percent (on a compounded basis) exceeds the then fair and reasonable rental value of the Premises, for the same period (with both amounts being discounted to present value at a rate of interest equal to two percent below the then Base
Rate) less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 19.2(a)(iii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

                  (b) RELETTING. If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be suitably apportioned for the purposes of this Section 19.2. Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents exceed the Fixed Rent reserved in this Lease. Nothing contained in Articles 18 or 19 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any Requirement, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 19.2.

         SECTION 19.3 DEFAULT INTEREST; OTHER RIGHTS OF LANDLORD. Any Rent or damages payable under this Lease and not paid when due shall bear interest at the Interest Rate from the due date until paid, and the interest shall be deemed Additional Rent. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant's rights, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any property, material, labor, utility or other service, whenever Landlord is obligated to furnish or render the same at the expense of Tenant, in the event that (but only for so long as) Tenant is in arrears in paying Landlord for such items for more than five (5) days after notice from Landlord to Tenant demanding the payment of such arrears.

                                   ARTICLE 20

                                FEES AND EXPENSES

                  If (a) Tenant (i) defaults under this Lease, or (ii) does or permits to be done anything which would cause Landlord to be in default under any Superior Lease or Mortgage, or (iii) fails to comply with its obligations under this Lease and in the judgment of Landlord such default or failure would affect the preservation of property or the safety of any tenant, occupant or other person is threatened, Landlord may perform such obligation for the account of Tenant and make any expenditure and incur any expense for the account of Tenant to remedy such condition. All amounts expended or incurred by Landlord in connection with the foregoing with interest thereon at the Interest Rate, including reasonable attorneys' fees and disbursements incurred in instituting, prosecuting or defending any action or proceeding or recovering possession shall be paid by Tenant to Landlord within 10 days after rendition of a bill herefor to Tenant.


                                   ARTICLE 21

               NO REPRESENTATIONS BY LANDLORD; LANDLORD'S APPROVAL

         SECTION 21.1 NO REPRESENTATIONS. Except as expressly set forth herein, Landlord and Landlord's agents have made no warranties, representations, statements or promises with respect to the Building, the Real Property or the Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. This Lease contains the entire agreement between the parties and all understandings and agreements previously made between Landlord and Tenant are merged in this Lease, which alone fully and completely expresses their agreement. Landlord and Tenant enter into this Lease after full investigation, with neither party relying upon any statement or representation made by the other not embodied in this Lease.

         SECTION 21.2 WRITTEN APPROVAL. All references in this Lease to the consent or approval of Landlord mean the written consent or approval of Landlord, duly executed by Landlord.

         SECTION 21.3 NO MONEY DAMAGES. Wherever in this Lease Landlord's consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) based upon Tenant's claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant's sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment.

         SECTION 21.4 VIBRATIONS. Tenant recognizes and acknowledges that the operation of the Building equipment may cause vibration or noise which may be transmitted throughout the

Premises. Landlord shall have no obligation to endeavor to reduce such vibration or noise beyond that which is prevalent in the Building.


                                   ARTICLE 22

                                   END OF TERM

         SECTION 22.1 EXPIRATION. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, vacant, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant's Property and Tenant's Alterations as may be required pursuant to Article 5 of this Lease. The foregoing obligation shall survive the expiration or sooner termination of the Term. If the last day of the Term or any renewal thereof falls on Saturday or Sunday, this Lease shall expire on the immediately preceding Business Day.

         SECTION 22.2 HOLDOVER RENT. Landlord and Tenant recognize that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord within 24 hours after the Expiration Date or sooner termination of the Term, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to two times the Rent payable under this Lease for the last full calendar month of the Term. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article
22. Tenant's obligations under this Article shall survive the expiration or earlier termination of this Lease.

         SECTION 22.3 WAIVER OF STAY. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 22.

                                   ARTICLE 23

                                 QUIET ENJOYMENT

                  Provided this Lease is in full force and effect and no Event of Default then exists, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease and to all Superior Leases and Mortgages.


                                   ARTICLE 24

                           NO WAIVER; NO COUNTERCLAIM

         SECTION 24.1 NO MODIFICATIONS OR RELEASE. No act or thing done by Landlord or Landlord's agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing and is signed by Landlord, and any such waiver shall be effective only for the specific purpose and in the specific instance in which given. If Tenant at any time desires to have Landlord sublet the Premises for Tenant's account, Landlord or Landlord's agents are authorized to receive Tenant's keys to the Premises for such purpose without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant's effects in connection with such subletting.

         SECTION 24.2 NO WAIVER. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of the Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Fixed Rent or Additional Rent, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Fixed Rent or Additional Rent or pursue any other remedy provided in this Lease. The existence of a right of renewal or extension of this Lease, or the exercise of such right, shall not limit Landlord's right to terminate this Lease in accordance with the terms hereof, or create any option for further extension or renewal of this Lease.

                                   ARTICLE 25

                             WAIVER OF TRIAL BY JURY

                  LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS IN ANY WAY ARISING OUT OF OR CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.


                                   ARTICLE 26

                              INABILITY TO PERFORM

                  This Lease and the obligation of Tenant to pay Rent and to perform all of the other covenants and agreements of Tenant hereunder shall not be affected, impaired or excused by any Unavoidable Delays. Landlord shall use diligent efforts to promptly notify Tenant of any Unavoidable Delay which prevents Landlord from fulfilling any of its obligations under this Lease.



                                   ARTICLE 27

                                     NOTICES

                  Except as otherwise expressly provided in this Lease, consents, notices, demands, requests or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed as follows:

                  if to Tenant, (a) at Tenant's address set forth on the first page of this Lease, Attn: David Steward, or (c) at any place where Tenant or any agent or employee of Tenant may be found if mailed subsequent to Tenant's vacating, deserting, abandoning or surrendering the Premises, or if to Landlord, at Landlord's address set forth on the first page of this Lease, Attn: Chief Financial Officer, and with copies to
         (v) Tishman Speyer Properties L.P., 11 West 42nd Street, New York, New York 10036, Attn: Property Manager - 11 West 42nd Street/520 Madison Avenue, (w) Tishman Speyer Properties L.P., 520 Madison Avenue, New York, New York 10022, Attn: General Counsel, and (x) any Mortgagee or Lessor which shall have requested copies of notices, by notice given to Tenant in accordance with the provisions of this Article 27 at the address designated by such Mortgagee or Lessor, or to such other address(es) as either Landlord or Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 27.

Any such consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery or refusal to accept delivery or three Business Days after it shall have been mailed as provided in this Article 27.


                                   ARTICLE 28

                              RULES AND REGULATIONS

                  Tenant and Tenant's contractors, employees, agents, visitors and licensees shall observe and comply with the Rules and Regulations, as supplemented or amended from time to time, provided, that in case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations as originally promulgated or as supplemented or amended from time to time, the provisions of this Lease shall control. Landlord reserves the right, from time to time, to adopt additional Rules and Regulations and to amend the Rules and Regulations then in effect. If Tenant disputes the reasonableness of any Rule or Regulation hereafter adopted by Landlord, the dispute shall be resolved by arbitration in accordance with the provisions of
Section 15.15 hereof, provided, however, that during the pendency of any such arbitration, Tenant shall comply with such Rule or Regulation. Tenant's right to dispute the reasonableness of any additional Rule or Regulation shall be deemed waived unless Tenant shall notify Landlord of such dispute within five days after delivery to Tenant of a notice of the adoption of any such additional Rule or Regulation. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Building tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, except that Landlord shall not enforce any Rule or Regulation against Tenant in a discriminatory fashion.


                                   ARTICLE 29

                               PARTNERSHIP TENANT

         SECTION 29.1 PARTNERSHIP TENANT. If Tenant, or a permitted assignee of this Lease pursuant to Article 15 hereof, is a partnership, or is comprised of two or more persons, individually or as co-partners of a partnership (any such partnership and such persons are referred to in this Article as "Partnership Tenant"), the following shall apply: (a) the liability of each of the general partners comprising Partnership Tenant shall be joint and several; (b) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed by Partnership Tenant or any of the parties comprising Partnership Tenant, which shall modify, extend or discharge this Lease, in whole or in part, or surrender all or any part of the Premises to Landlord; (c) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of such parties shall be binding upon Partnership Tenant and all such parties; (d) if Partnership Tenant shall admit new general partners, all of such new general partners shall, by their admission to Partnership Tenant, be deemed to have assumed joint and several liability for the performance of all of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed; (e) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new general partners, and upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form and substance satisfactory to Landlord, wherein each such new partner shall assume joint and several liability for the performance of all the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed (but neither Landlord's failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of Section 29.1(d)); and (f) no change in the partners of Partnership Tenant resulting from the admission of a new partner, or the death, retirement or withdrawal of a partner shall release Partnership Tenant or any partner or former partner from their obligations under this Lease.

         SECTION 29.2 CHANGE OF PARTNERS. If Tenant is a partnership, (i) the admission of new partners, the withdrawal (in the ordinary course of business), retirement, death, incompetency or bankruptcy of any partner, or the reallocation of partnership interests among the general partners of Tenant (the "Partners") shall not constitute an assignment of this Lease provided that Partners holding in the aggregate not less than 80% of the partnership interests in Tenant remain as Partners during any consecutive 12-month period (i.e., the transfer, by any of the foregoing means, of more than 20% of the partnership interests in Tenant in any consecutive 12-month period shall constitute an assignment of this Lease subject to the provisions of Article 15), and (ii) the reorganization of Tenant into a professional corporation or the reorganization of Tenant from a professional corporation into a partnership, shall not constitute an assignment of this Lease, provided that immediately following such reorganization the partners or shareholders, as the case may be, of Tenant shall be the same as those existing immediately prior to such reorganization and subject to the provisions of the remainder of this Section. If Tenant shall become a professional corporation, each individual shareholder, shareholder-employee, new individual shareholder and new shareholder-employee of any professional corporation which is a shareholder in Tenant shall have the same personal liability (if any) as such individual or shareholder-employee would have under this Lease if Tenant were a partnership and such individual or shareholder-employee were a Partner or admitted as a new Partner. If any individual Partner in Tenant is or becomes a shareholder-employee of a professional corporation, such individual shall have the same personal liability under this Lease as such individual would have if he and not the professional corporation were a Partner of Tenant.

                                   ARTICLE 30

                                   VAULT SPACE

                  Notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan, no vaults, vault space or other space outside the boundaries of the Real Property are included in the Premises. Landlord makes no representation as to the location of the boundaries of the Real Property. All vaults and vault space and all other space outside the boundaries of the Real Property which Tenant may be permitted to use or occupy are to be used or occupied under a revocable license. If any such license shall be revoked, or if the amount of such space shall be diminished as required by any Governmental Authority or by any public utility company, such revocation, diminution or requisition shall not (i) constitute an actual or constructive eviction, in whole or in part, (ii) entitle Tenant to any abatement or diminution of Rent,
(iii) relieve Tenant from any of its obligations under this Lease, or (iv) impose any liability upon Landlord. Any fee, tax or charge imposed by any Governmental Authority for any such vaults, vault space or other space occupied by Tenant shall be paid by Tenant.



                                   ARTICLE 31

                                     BROKER

         SECTION 31.1 BROKER REPRESENTATIONS. Landlord has retained Landlord's Agent as leasing agent in connection with this Lease and Landlord will be solely responsible for any fee that may be payable to Landlord's Agent. Landlord agrees to pay a commission to Broker pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Lease other than the Broker and that to the best of its knowledge and belief, no other broker, finder or like entity procured or negotiated this Lease or is entitled to any fee or commission in connection herewith. The execution and delivery of this Lease by each party shall be conclusive evidence that each party has relied upon the foregoing representations and warranties.

         SECTION 31.2 BROKER INDEMNITY. Each of Landlord and Tenant shall indemnify, defend and hold the other party harmless from and against any and all costs expenses, claims and liabilities (including reasonable attorneys' fees and disbursements) which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false. The provisions of this Article 31 shall survive the expiration or earlier termination of this Lease.

                                   ARTICLE 32

                                    INDEMNITY

         SECTION 32.1 (a) TENANT'S INDEMNITY. Tenant shall not do or permit to be done any act or thing upon the Premises which may subject Landlord to any liability or responsibility for injury, damage to persons or property or to any liability by reason of any violation of law or of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Tenant shall indemnify, defend, protect and hold harmless each and all of the Indemnitees from and against any and all Losses (as defined in subsection (c) hereof), resulting from any claims (i) against Indemnitees arising from any act, omission or negligence of (A) Tenant, its contractors, licensees, agents, servants, employees, invitees or visitors or (B) both Landlord and Tenant, provided, however, that Tenant's liability hereunder with respect to matters finally determined to have arisen out of the negligence of Landlord shall be limited to the amount of insurance coverage carried by Tenant pursuant to Article 12 of this Lease, (ii) against the Indemnitees arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during or (if Tenant shall continue to use and occupy the Premises) after the expiration of the Term, in or about the Premises, and (iii) against the Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed and performed.

                  (b) LANDLORD'S INDEMNITY. Landlord shall indemnify, defend and hold harmless Tenant from and against all claims against Tenant arising from any accident, injury or damage whatsoever caused to any person or the property of any person in or about the common or public areas of the Building (specifically excluding the Premises).

                  (c) INDEMNITY INCLUSIONS. For purposes of this Article 32, the term "Losses" means any and all losses, liabilities, damages, fines, suits, demands, costs and expenses of any kind or nature (including reasonable attorneys' fees and disbursements) incurred in connection with any claim or proceeding to which a particular indemnity and hold harmless agreement applies and the defense thereof.

         SECTION 32.2 DEFENSE AND SETTLEMENT. If any claim, action or proceeding is made or brought against any Indemnitee, then upon demand by Indemnitee, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee's name (if necessary), by attorneys approved by the Indemnitee, which approval shall not be unreasonably withheld. Attorneys for Tenant's insurer shall hereby be deemed approved for purposes of this Section
32.2. Notwithstanding the foregoing, an Indemnitee may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability of $5,000,000 or more, provided that Tenant shall control the defense and Tenant shall pay the reasonable fees and disbursements of such attorneys. Notwithstanding anything herein contained to the contrary, Tenant may direct the Indemnitee to settle any claim, suit or other proceeding provided that (i) such settlement shall involve no obligation on the part of the Indemnitee other than the payment of money, (ii) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant at the time such settlement is reached, (iii) such settlement shall not require the Indemnitee to admit any liability, and (iv) the Indemnitee shall have received an unconditional release from the other parties to such claim, suit or other proceeding. The provisions of this Article 32 shall survive the expiration or earlier termination of this Lease.



                                   ARTICLE 33

                          ADJACENT EXCAVATION; SHORING

                  If an excavation shall be made, or shall be authorized to be made, upon land adjacent to the Real Property, Tenant shall, upon notice, afford to the person causing or authorized to cause such excavation license to enter upon the Premises for the purpose of doing such work as such person shall deem necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundations. In connection with such license, Tenant shall have no right to claim any damages or indemnity against Landlord, or diminution or abatement of Rent provided that Tenant shall continue to have access to the Premises.


                                   ARTICLE 34

                                  MISCELLANEOUS

         SECTION 34.1 DELIVERY. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant shall have executed and delivered a fully executed copy of this Lease to each other.

         SECTION 34.2 TRANSFER OF REAL PROPERTY. Landlord's obligations under this Lease shall not be binding upon the Landlord named herein after the sale, conveyance, assignment or transfer (collectively a "Transfer") by such Landlord (or upon any subsequent landlord after the Transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such Transfer, Landlord (and any such subsequent Landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder, and the transferee of Landlord's interest (or that of such subsequent Landlord) in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease.

         SECTION 34.3 LIMITATION ON LIABILITY. The liability of Landlord for Landlord's obligations under this Lease shall be limited to Landlord's interest in the Real Property and Tenant shall not took to any other property or assets of Landlord or the property or assets of any partner, shareholder, director, officer, principal, employee or agent, directly and indirectly, of Landlord (collectively, the "Parties") in seeking either to enforce Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord's obligations under this Lease.

         SECTION 34.4 RENT. Notwithstanding anything to the contrary contained in this Lease, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant's Tax Payment, Tenant's Operating Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.

         SECTION 34.5 ENTIRE DOCUMENT. This Lease (including any Schedules and Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, provided that in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control. Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other genders and the singular to include the plural. All Article and Section references set forth herein shall, unless the context otherwise requires, be deemed references to the Articles and Sections of this Lease.

         SECTION 34.6 GOVERNING LAW. This Lease shall be governed in all respects by the laws of the State of New York.

         SECTION 34.7 UNENFORCEABILITY. If any provision of this Lease, or its application to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

         SECTION 34.8 (a) LEASE DISPUTES. Except as expressly provided to the contrary in this Lease, Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of New York or the federal courts sitting in New York City and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Tenant agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.

                  (b) To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant hereby irrevocably waives such immunity in respect of its obligations under this Lease. Tenant represents that it is not entitled to any such immunity on the date hereof.

         SECTION 34.9 LANDLORD'S AGENT. Unless Landlord shall render written notice to Tenant to the contrary, Tishman Speyer Properties, L.P. is authorized to act as Landlord's agent in connection with the performance of this Lease, and Tenant shall direct all correspondence and requests to, and shall be entitled to rely upon correspondence received from, Tishman Speyer Properties, L.P., as agent for the Landlord in accordance with
Article 27. Tenant acknowledges that Tishman Speyer Properties, L.P. is acting solely as agent for Landlord in connection with the foregoing; and neither Tishman Speyer Properties, L.P. nor any of its direct or indirect partners, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with, this Lease, the Building or the Real Property.

         SECTION 34.10 ESTOPPEL. Within seven days following request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a written statement executed and acknowledged by Tenant, in form satisfactory to Landlord, (i) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent then payable, (iii) stating whether or not, to the best of Tenant's knowledge, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (iv) stating the amount of the security deposit, if any, under this Lease, (v) stating whether there are any subleases affecting the Premises, (vi) stating the address of Tenant to which all notices and communication under the Lease shall be sent, the Commencement Date and the Expiration Date, and (vii) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 34.10 may be relied upon by any purchaser or owner of the Real Property or the Building, or all or any portion of Landlord's interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof of any Mortgagee of a Mortgage, or by any Lessor, or assignor thereof.

         SECTION 34.11 CERTAIN INTERPRETATIONAL RULES. For purposes of this Lease, the phrase "including" shall mean "including without limitation" and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.

         SECTION 34.12 CAPTIONS. The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision thereof.

         SECTION 34.13 PARTIES BOUND. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective legal representatives, successors, and assigns.

         SECTION 34.14 DIRECTORY. The lobby shall contain a computerized directory wherein the Building's tenants shall be listed with a capacity for up to 50 listings per floor for Tenant and others permitted to occupy the Premises hereunder, provided Tenant shall be entitled to such proportion of such listings as Tenant's Area is to the rentable square foot area of such floor. From time to time, but not more frequently than once every three
(3) months, Landlord shall reprogram the computerized directory to reflect such changes in the listings therein as Tenant shall request.

         SECTION 34.15 COUNTERPARTS. This Lease may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.


                                   ARTICLE 35

                         TAX STATUS OF BENEFICIAL OWNERS

                  Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 et seq. of the Code or as entities described in Section 511(a)(2) of the Code, and that avoiding the loss of such status, the receipt of any income derived under any provision of this Lease that does not constitute "rents from real property" (in the case of real estate investment trusts) or that constitutes "unrelated business taxable income" (in the case of entities described in Section 511 (a)(2) of the Code), and the imposition of penalty or similar taxes (each an "Adverse Event") is of material concern to Landlord and/or such beneficial owners. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Article 35 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Landlord shall have the right to waive receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment.



                                   ARTICLE 36

                                SECURITY DEPOSIT

         SECTION 36.1 SECURITY DEPOSIT. Tenant shall deposit with Landlord upon the execution of this Lease the Security Deposit in cash as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease, including the surrender of possession of the Premises to Landlord as herein provided.

         SECTION 36.2 LETTER OF CREDIT. In lieu of a cash deposit, Tenant may deliver to Landlord a clean, irrevocable, non-documentary and unconditional letter of credit (the "Letter of Credit") issued by and drawable upon any commercial bank which is a member of the New York

Clearing House Association or other bank satisfactory to Landlord (hereinafter referred to as the ("Issuing Bank") with offices for banking purposes in the City of New York, which shall have outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as "+" or "-" or numerical notation, "Aa" or better by Moody's Investors Service and "AA" or better by Standard & Poor's Rating Service, and has combined capital, surplus and undivided profits of not less than $500,000,000, which Letter of Credit shall name Landlord as beneficiary, be in the amount of the Security Deposit, have a term of not less than one year, permit multiple drawings, be fully transferable by Landlord without the payment of any fees or charges by Landlord, and otherwise be in form and content satisfactory to Landlord. If upon any transfer, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the term of this Lease, unless the Issuing Bank sends notice (the "Non-Renewal Notice") to Landlord by certified mail, return receipt requested, not less than 45 days next preceding the then expiration date of the Letter of Credit that it elects not to have such Letter of Credit renewed. Landlord shall have the right, exercisable within 45 days of its receipt of the Non-Renewal Notice, to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and shall hold the proceeds of the Letter of Credit pursuant to the terms of this Article as a cash security pursuant to this Article 36.

         SECTION 36.3 APPLICATION OF SECURITY. If Tenant defaults in respect of any of the terms, covenants or conditions of this Lease, including, the payment of Rent, Landlord may apply or retain the whole or any part of the cash security so deposited or may notify the Issuing Bank and thereupon receive all or a portion of the monies represented by the Letter of Credit and use, apply, or retain the whole or any part of such proceeds, as the case may be, to the extent required for the payment of any Fixed Rent or any other sum as to which Tenant is in default including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant's default, and/or (ii) any damages or deficiency in the relenting of the Premises, whether such damages or deficiency accrue or accrues before or after summary proceedings or other reentry by Landlord. If Landlord applies or retains any part of the cash security or proceeds of the Letter of Credit, as the case may be, Tenant, upon demand, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit on hand at all times during the Term. If Tenant shall fully and faithfully comply with all of the terms, covenants and conditions of this Lease, the cash security or Letter of Credit, as the case may be, shall be returned to Tenant after the Expiration Date and after delivery of possession of the Premises to Landlord in the manner required by this Lease. Tenant expressly agrees that Tenant shall have no right to apply any portion of the Security Deposit against any of Tenant's obligations to pay Rent hereunder and, if Tenant shall seek to so apply such Security Deposit, Tenant shall pay liquidated damages to Landlord in a sum equal to two times the amount of any such unpaid Rent.

         SECTION 36.4 TRANSFER. Upon a sale of the Real Property or the Building or a leasing of the Building, or any financing of Landlord's interest therein, Landlord shall have the right to transfer the cash security to the vendee, lessee or lender and with respect to the Letter of Credit, and within five days after notice of such sale, leasing or financing, Tenant, at its sole cost, shall arrange for the transfer of the Letter of Credit to the new landlord or the lender, as designated by Landlord in the foregoing notice or have the Letter of Credit reissued in the name of the new landlord or the lender and Landlord shall thereupon be released by Tenant from all liability for the return of such security. Tenant shall look solely to the new landlord or lender for the return of such cash security or Letter of Credit and the provisions hereof shall apply to every transfer or assignment made of the security to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the monies or Letter of Credit deposited on as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.


                                   ARTICLE 37

                              RIGHT OF FIRST OFFER

         SECTION 37.1 OFFERED SPACE. Tenant shall have the one-time right (with respect to each available space), at its sole option, to lease the entirety (but not any portion) of the remaining space on the eighth (8th) floor of the Building (the "Offered Space"), if such space shall become vacant and available for lease during the Term, on the terms and conditions hereinafter set forth; provided that no Event of Default exists on the date of the giving of the Acceptance Notice or on the Offered Space Commencement Date (as hereinafter defined).

         SECTION 37.2 NOTICE. Whenever Landlord anticipates that the Offered Space is to become vacant and available for Lease, Landlord shall notify Tenant (the "Availability Notice") of such future availability, which Availability Notice shall set forth the Interim Rent (as hereinafter defined) and the approximate date on which Landlord anticipates that the Offered Space shall become vacant and available for lease. Tenant shall exercise the right of first offer by written notice (the "Acceptance Notice") given to Landlord not more than twenty (20) days following the giving of the Availability Notice. Time is of the essence for the giving of the Acceptance Notice. If Tenant fails to give the Acceptance Notice on or before such date, Tenant's option to lease the Offered Space contained in the Availability Notice shall terminate and Landlord shall be free to lease the Offered Space or any part thereof to any third party at any rental rate and upon any terms determined by Landlord and Landlord shall be under no further obligation to offer to Tenant the Offered Space contained in the Availability Notice to Tenant.

         SECTION 37.3 COMMENCEMENT. If Tenant shall timely give Landlord the Acceptance Notice as required under this Article 37 to exercise Tenant's right to lease the Offered Space, the leasing of such Offered Space shall commence on the date set forth in the Availability Notice (the "Offered Space Commencement Date") and shall expire on the Expiration Date (as defined in this Lease).

         SECTION 37.4 RENT. Effective upon the Offered Space Commencement Date,
(i) the Premises shall be deemed to include the Offered Space and (ii) this Lease shall be deemed amended as follows:

                  (a) the Rent payable pursuant to Article 2 hereof shall be increased by the annual fair market rental value of the Offered Space. Any dispute between the parties as to the annual fair market rental value shall be resolved by arbitration in the manner provided in Section 37.8 hereof. If the additional Rent payable has not been determined prior to the Offered Space Commencement Date, Tenant shall pay additional Rent in an amount equal to the annual fair market rental value for the Offered Space as reasonably determined by Landlord (the "Interim Rent"). Upon final determination of the additional Rent for the Offered Space, Tenant shall commence paying such additional Rent as so determined, and within ten days after such determination Tenant shall pay any deficiency in prior payments of additional Rent or, if the additional Rent as so determined shall be less than the Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Rent in an amount equal to the difference between each installment of Interim Rent and the additional Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.

                  (b) the number 21,500 as used in the definition of Tenant's Proportionate Share in Article 1 shall be increased to account for the Offered Space using the same methods and standards of measurement used in determining the above number and the percentages with respect to Tenant's Tax Payment and with respect to Tenant's Operating Payment contained in the definition of Tenant's Proportionate Share in Article 1 hereof shall be appropriately recalculated and increased.

         SECTION 37.5 CONDITION OF OFFERED SPACE. The Offered Space shall be leased to Tenant "as-is", in the condition in which the same shall be on the Offered Space Commencement Date and Tenant shall not be entitled to any abatement, reduction of rent, or construction allowance by reason of such condition. Landlord shall not be obligated to do any work or alteration for Tenant in the Offered Space in order to prepare the same for Tenant's occupancy.

         SECTION 37.6 EXISTING TENANT. Nothing contained in this Article 37 shall prevent Landlord from permitting the tenant or its successors or assigns currently in occupancy of the Offered Space or its successors or assigns (the "Existing Tenant") to remain in occupancy of the Offered Space or any portion thereof, pursuant to either (i) the exercise of any extension or renewal option contained in any of the existing leases covering the Offered Space, (ii) any extension or renewal of the existing leases covering the Offered Space, or any portion thereof, which may hereafter be negotiated and agreed to by and between Landlord and the Existing Tenant, or (iii) the terms of any agreement of lease hereafter entered into between Landlord and the Existing Tenant. Notwithstanding anything to the contrary contained in this Article 37, Landlord shall be under no obligation to offer any of the Offered Space to Tenant if Landlord intends to sell any of the Offered Space, as a condominium or otherwise.

         SECTION 37.7 POSSESSION. If Landlord is unable to give possession of any of the Offered Space contained in the Acceptance Notice, or any portion thereof, on the Offered Space Commencement Date because of the holding over or retention of possession of any tenant, undertenant or occupant, Landlord shall not be subject to any liability for failure to give possession on said date and the validity of this Lease shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the term of this Lease or the leasing of such Offered Space, but the rent payable in respect of the Offered Space shall be abated until Landlord shall have given Tenant notice that such space is available for Tenant's occupancy. The provisions of this Section 37.7 are intended to constitute "an express provision to the contrary" within the meaning of Section 223-a of the New York Real Property Law. In the event, Tenant does not receive vacant possession of the Offered Space on or prior to the second anniversary of the Acceptance Notice, Tenant shall have the right to revoke such acceptance. Time is of the essence in making any such revocation.

         SECTION 37.8 ARBITRATION. If Tenant shall dispute Landlord's determination of the annual fair market value pursuant to Section 37.4 of this Lease, Tenant shall give notice to Landlord of such dispute within 10 days of Tenant's receipt of Landlord's determination of the Interim Rent, and such dispute shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. The arbitrator shall be impartial and shall have not less than 10 years' experience in the County of New York in a calling related to the leasing of commercial office space in office buildings comparable to the Building, and the fees of the arbitrator shall be shared by Landlord and Tenant. Within 15 days following the appointment of the arbitrator, Landlord and Tenant shall attend a hearing before the arbitrator at which each party shall submit a report setting forth its determination of the fair market value of the Offered Space, together with such information on comparable rentals and such other evidence as such party shall deem relevant. The arbitrator shall, within 5 days following such hearing and submission of evidence, render his or her decision by selecting the determination of fair market value submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the fair market value of the Premises for the Renewal Term. The arbitrator shall have no power or authority to select any fair market value other than a fair market value submitted by Landlord or Tenant, and the decision of the arbitrator shall be final and binding upon Landlord and Tenant.

                  IN WITNESS WHEREOF, Landlord and Tenant have executed this Amended and Restated Lease as of the day and year first above written.


                                    11 WEST 42 LIMITED PARTNERSHIP,
                                    Landlord

                                    By:  WHTS COMPANY, INC., a general partner
                                    By:  /s/
                                         ---------------------------------------
                                         Name:
                                         Title:  Vice President


                                    By: WEST 42 ASSOCIATES, L.P.,
                                       a general partner


                                    By: 11 West 42nd Realty I Corp.,
                                         a general partner


                                    By:  /s/
                                         ---------------------------------------
                                         Name:
                                         Title:


                                    By: 11 WEST 42nd Realty II Corp.,
                                           a general partner


                                    By:  /s/
                                         ---------------------------------------
                                         Name:
                                         Title:


                                    MARTHA STEWART LIVING OMNIMEDIA, LLC,
                                    Tenant


                                    By:  /s/ Barry Pincus
                                         ---------------------------------------
                                         Name:  Barry Pincus
                                         Title:  Chief Financial Officer

                            ACKNOWLEDGEMENT


STATE OF NEW YORK     )
                      ) SS.:
COUNTY OF NEW YORK    )





                  On the 31st day of March, 1998 before me personally came Barry Pincus to me known to be the individual who executed the foregoing instrument and, who, being duly sworn by me, did depose and say that he is the Chief Financial Officer of Martha Stewart Living Omnimedia, LLC, and that he executed the foregoing instrument in the name of Martha Stewart Living Omnimedia, LLC, and that he was authorized to do so by said company.


                                             Selene Maugeri
                                             NOTARY PUBLIC OF NEW JERSEY
                                             My Commission Expires Jan. 12, 2000

                                             -----------------------------------
                                                        Notary Public


                                             /s/ Selene Maugeri
                                             -----------------------------------

                                   EXHIBIT A-1

                                  [Floor Plan]

                                   EXHIBIT A-2

                                  [Floor Plan]

                                    EXHIBIT B

                                   DEFINITIONS

         BASE RATE: The annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its "base rate" (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its "base rate").

         BUILDING SYSTEM: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, elevator and other service systems or facilities of the Building up to the point of localized distribution to the Premises (excluding, however, supplemental HVAC. systems of tenants (including Tenant), sprinklers and the horizontal distribution systems within and servicing the Premises and by which mechanical, electrical, plumbing, sanitary, heating, ventilating and air conditioning, security, life-safety and other service systems are distributed from the base Building risers, feeders, panelboards, etc. for provision of such services to the Premises).

         BUSINESS DAYS: All days, excluding Saturdays, Sundays and all days observed by either the State in which the Building is located, the Federal Government or the labor unions servicing the Building as legal holidays.

         CODE: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         DEFICIENCY: The difference between (a) the Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry), and (b) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of the Lease for any part of such period (after first deducting from such rents all expenses incurred by Landlord in connection with the termination of this Lease, Landlord's re-entry upon the Premises and such reletting, including repossession costs, brokerage commissions, attorneys' fees and disbursements, and alteration costs).

         EXCLUDED EXPENSES: (a) Taxes; (b) franchise or income taxes imposed upon Landlord; (c) mortgage amortization and interest; (d) leasing commissions;
(e) the cost of tenant installations and decorations incurred in connection with preparing space for any Building tenant, including workletters and concessions;
(f) ground rent, if any; (g) management fees equal to the greater of (A) 3% of the gross rentals collected for the Building and (B) fees charged by Landlord or related entities for the management by any of them of other first class properties; (h) wages, salaries and benefits paid to any persons above the grade of Building Manager; (i) legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Real Property or any part of either, or (C) negotiations of leases, contracts of sale or mortgages; (j) costs of services provided to other tenants of the Building on a "rent inclusion" basis which are not provided to Tenant on such basis; (k) costs that are reimbursed out of insurance, warranty or condemnation proceeds, or which are reimbursable by Tenant or other tenants other than pursuant to an expense escalation clause; (1) costs in the nature of penalties or fines; (m) costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an "arm's length" or unrelated situation; (n) allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building; (o) appraisal, advertising and promotional expenses in connection with leasing of the Building; (p) the costs of installing, operating and maintaining a specialty improvement, including a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club; (q) any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord's failure to timely pay Operating Expenses or Taxes; (r) costs incurred in connection with the removal, encapsulation or other treatment of asbestos or any other Hazardous Materials existing in the Premises as of the date hereof, and (s) the cost of capital improvements other than those expressly included in Operating Expenses pursuant to Section 8.1 of this Lease.

         GOVERNMENTAL AUTHORITY (AUTHORITIES): The United States of America, the State and City of New York, any political subdivision and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof or the curbs, sidewalks, and areas adjacent thereto.

         HAZARDOUS MATERIALS: Any substances, materials or wastes currently deemed or defined as "hazardous substances", "toxic substances", "contaminants", "pollutants" or words of similar import.

         HVAC SYSTEMS: The Building System[s] designed to provide heating, ventilation and air conditioning.

         INDEMNITIES: Landlord, and any direct or indirect partner, shareholder, director, officer, principal, employee, agent or representative.

         LESSOR:  A lessor under a Superior Lease.

         MORTGAGE(S): Any mortgage, trust, indenture or other financing document which may now or hereafter affect the Premises, the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

         MORTGAGEE(S):  Any mortgagee, trustee or other holder of a Mortgage.

         PROHIBITED USE: Any use or occupancy of the Premises that in Landlord's reasonable judgment would: (a) cause damage to the Building, the Premises or any equipment, facilities or other systems therein; (b) impair the appearance of the Premises or the Building; (c) interfere with the efficient and economical maintenance, operation and repair of the Premises or the Building or the equipment, facilities or systems thereof; (d) adversely affect any service provided to, and/or the use and occupancy by, any Building tenant or occupants; or (e) violate the certificate of occupancy issued for the Premises or the Building. Prohibited Use also includes the use of any part of the Premises for: (i) a restaurant or bar; (ii) the preparation, consumption, storage, manufacture or sale of food, beverages, liquor, tobacco or drugs (except in connection with vending machines and/or warming kitchens installed for the use of Tenant's employees only); (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant's own business); (iv) a typing or stenography business; (v) a school or classroom; (vi) lodging or sleeping; (vii) the operation of retail (meaning a business whose primary patronage arises from the generalized solicitation of the general public to visit Tenant's offices in person without a prior appointment) facilities of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (viii) a payroll office; (ix) a barber, beauty or manicure shop; (x) an employment agency, executive search firm or similar enterprise; (xi) offices of any Governmental Authority, any foreign government, the United Nations, or any agency or department of the foregoing;
(xii) subject to Section 3.3, the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in the Premises; (xiii) the rendition of medical, dental or other therapeutic or diagnostic services; or (xiv) any illegal purposes.

         REQUIREMENTS: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of all Governmental Authorities, including the Americans With Disabilities Act, 42 U.S.C. Section 12,101 (et seq.), New York City Local Law 58 of 1987, and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to Hazardous Materials environmental matters, public health and safety matters, and of any applicable fire rating bureau or other body exercising similar functions, affecting the Real Property or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same.

         RULES AND REGULATIONS: The rules and regulations annexed to and made a part of this Lease as Exhibit F, as they may be modified from time to time by Landlord.

         SPECIALTY ALTERATIONS: Alterations consisting of kitchens, pantries, executive bathrooms, raised computer floors, computer installations, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, conveyors, dumbwaiters, and other Alterations of a similar character.

         SUPERIOR LEASE(S): Any ground or underlying lease of the Real Property or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.

         TENANT'S PROPERTY: Tenant's movable fixtures and movable partitions, telephone and other equipment, computer systems, trade fixtures, furniture, furnishings, and other items of personal property which are removable without material damage to the Premises or Building.

         UNAVOIDABLE DELAYS: Landlord's inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by Landlord or Landlord's inability to make or delay in making any repairs, additions, alterations, improvements or decorations or Landlord's inability to supply or delay in supplying any equipment or fixtures, if Landlord's inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever reasonably beyond Landlord's control, including laws, governmental preemption in connection with a national emergency, Requirements or shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by Tenant or other tenants, mechanical breakdown, acts of God, enemy action, civil commotion, fire or other casualty.

                                    EXHIBIT C

                                 LANDLORD'S WORK

         Landlord shall be responsible, at its cost, for the following base building work in respect to the 8th Floor Premises:

                  1. Demolish the portion of the 8th Floor Premises currently licensed to the Phillips Janson Group Architects which is approximately 8,291 rentable square feet (see attached plan).

                  2. Repair damaged convector covers and replace all convector grills.

                  3. Windows will be weatherproofed, made operable and broken glass will be replaced.

                  4. Deliver ACP-5 certificate.

                  5. Premises shall be delivered with electric capacity of at least six (6) watts per square foot, exclusive of HVAC, complete with service and distribution panel boards, transformers and the appropriate submeters.

                                    EXHIBIT D

                               HVAC SPECIFICATIONS

                  The Building HVAC System serving the Premises is designed to maintain average temperatures within the Premises during the hours of 8:00 a.m. to 6:00 p.m. on Business Days of (i) not less than 68 degrees F. during the heating season when the outdoor temperature is 5 degree F. or more and (ii) not more than 78 degrees F. and 50% humidity + 5% during the cooling season, when the outdoor temperatures are at 89 degrees F. dry bulb and 73 degrees F. wet bulb, with, in the case of clauses (i) and (ii), a population load per floor of not more than one person per 100 square feet of useable area, other than in dining and other special use areas per floor for all purposes, and shades fully drawn and closed, including lighting and power, and to provide at least .15 CFM of outside ventilation per square foot of rentable area. Use of the Premises, or any part thereof, in a manner exceeding the foregoing design conditions or rearrangement of partitioning after the initial preparation of the Premises which interferes with normal operation of the air-conditioning service in the Premises may require changes in the air-conditioning system serving the Premises.

                                    EXHIBIT E

                             CLEANING SPECIFICATIONS

GENERAL CLEANING

NIGHTLY

                  GENERAL OFFICES:

                  1. All hard surfaced flooring to be swept using approved dustdown preparation.

                  2. Carpet sweep all carpets, moving only light furniture (desks, file cabinets, etc. not to be moved).

                  3. Hand dust and wipe clean all furniture, fixtures and window sills.

                  4.       Empty all waste receptacles and remove wastepaper.

                  5.       Wash clean all Building water fountains and coolers.

                  6.       Sweep all private stairways.

                  LAVATORIES:

                  1.       Sweep and wash all floors, using proper
                           disinfectants.

                  2. Wash and polish all mirrors, shelves, bright work and enameled surfaces.

                  3.       Wash and disinfect all basins, bowls and urinals.

                  4.       Wash all toilet seats.

                  5. Hand dust and clean all partitions, tile walls, dispensers and receptacles in lavatories and restrooms.

                  6. Empty paper receptacles, fill receptacles from tenant supply and remove wastepaper.

                  7.       Fill toilet tissue holders from tenant supply.

                  8.       Empty and clean sanitary disposal receptacles.

WEEKLY

                  1.       Vacuum all carpeting and rugs.

                  2. Dust all door louvers and other ventilating louvers within a person's normal reach.

                  3.       Wipe clean all brass and other bright work.

QUARTERLY

                  High dust premises complete including the following:

                  1. Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

                  2 Dust all vertical surfaces, such as walls, partitions, doors, bucks and other surfaces not reached in nightly cleaning.

                  3.       Dust all venetian blinds.

                  4.       Wash all windows.

                                    EXHIBIT F

                              RULES AND REGULATIONS

                  1. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades, screens or other obstructions shall be attached to or hung in or used in connection with any exterior window or entry door of the Premises, without the prior written consent of Landlord.

                  2. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed to any part of the outside of the Premises or Building or on the inside of the Premises if the same can be seen from the outside of the Premises without the prior written consent of Landlord. Lettering on doors, if and when approved by Landlord, shall be inscribed, painted or affixed for Tenant in a size, color and style acceptable to Landlord.

                  3. The grills, louvers, skylights, windows and doors that reflect or admit light and/or air into the Premises, halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other article be placed on the window sills, radiators or convectors.

                  4. Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord's opinion, tends to impair the reputation of the Building or its desirability as a Building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

                  5. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress or egress to and from the Premises and for delivery of merchandise, equipment and other personal property in prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.

                  6. Except in those areas designated by Tenant as "security areas", all locks or bolts of any kind shall be operable by the Grand Master Key. No locks shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by said Grand Master Key. Tenant shall, upon the termination of its tenancy, turn over to Landlord all keys of stores, offices and toilet rooms, either furnished to or otherwise procured by Tenant and in the event of the loss of any keys furnished by Landlord, Tenant shall pay to Landlord the cost thereof.

                  7. Tenant shall keep the entrance door to the Premises closed at all times.

                  8. All removals or the carrying in or out of any freight, furniture, packages, boxes, crates or any other object or matter of any description must take place during Building standard hours. Landlord reserves the right to inspect all objects and matter to be brought into the Building and to exclude from the Building all objects and matter which violates any of these Rules and Regulations or the lease of which these Rules and Regulations are a part. Landlord may require that any person leaving the public areas of the Building with any package, object or matter submit a pass, listing each package, object or matter being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of Tenant against the removal of property from the Premises.

                  9. There shall not be used in any space or in the public halls of the Building, either by Tenant or by jobbers or any others in the moving or delivery or receipt of safes, freight, furniture, packages, boxes, crates, paper, office material or any other matter or thing, any hand trucks except those equipped with rubber tires, side guards and such other safeguards as Landlord requires.

                  10. None of Tenant's employees, visitors or contractors shall be permitted to have access to the Building's roof, mechanical, electrical or telephone rooms without permission from Landlord.

                  11. Tenant shall not make or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring Buildings or premises or those having business with them.

                  12. Tenant shall not lay floor tile, or other similar floor covering so that the same shall come in direct contact with the floor of the Premises and, if such floor covering is desired to be used, an interlining of builder's deadening felt shall be first affixed to the floor by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

                  13. Neither Tenant nor any of Tenant's servants, employees, agents, visitors or licensees shall at any time bring or keep upon the Premises any hazardous material, inflammable, combustible or explosive fluid, chemical or substance except such minimal quantities as are incidental to normal office occupancy.

                  14. Tenant shall not use or keep, or permit to be used or kept, any hazardous or toxic materials or any foul or noxious gas or substance in the Premises, permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, vibrations or interfere in any way with other tenants or those having business therein.

                  15. Tenant shall not cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the Premises which would annoy other tenants or create a public or private nuisance.

                  16. Except as specifically provided in the Lease, Tenant shall not do any cooking or conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others.

                  17. Tenant may, at its sole cost and expense and subject to compliance with all applicable requirements of the Lease, install and maintain vending machines for the exclusive use by Tenant, its officers, employees and business guests, provided that each machine, where necessary, shall have a waterproof pan thereunder and be connected to a drain. Tenant shall not permit the delivery of any food or beverage to the Premises, except by persons approved by Landlord, which approval shall not be unreasonably withheld or delayed.

                  18. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord in writing. Tenant shall not cause any unnecessary labor by reason of Tenant's carelessness or indifference in the preservation of good order and cleanliness.

                  19. Tenant shall store all its trash, garbage and recyclable within its Premises. No material shall be disposed of which may result in a violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be made only through entry ways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall use Building's hauler.

                  20. Tenant shall, at its expense, provide artificial light for the employees of Landlord while doing janitor service or other cleaning, and in making repairs or alterations in the Premises.

                  21. Tenant shall not mark, paint, drill into or in any way deface any part of the Premises or the Building, except with the prior written consent of Landlord in the case of the Premises, which consent shall not be unreasonably withheld. No boring, cutting or stringing or wires shall be permitted, except with prior written consent of Landlord, and as Landlord may direct.

                  22. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant who or whose servants, employees, agents, visitors or licensees shall have caused the same.

                  23. Tenant, before closing and leaving the Premises at any time, shall see that all lights, water, faucets, etc. are turned off. All entrance doors in the Premises shall be left locked by Tenant when the Premises are not in use.

                  24. No bicycles, in-line roller skates, vehicles or animals of any kind (except for seeing eye dogs) shall be brought into or kept by Tenant in or about the Premises or the Building.

                  25. Canvassing, soliciting and peddling in the Building is prohibited and Tenant shall cooperate to prevent the same.

                  26. The Premises shall not be used for lodging or sleeping or for an immoral or illegal purposes.

                  27. The Premises shall not be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods or property of any kind at auction or otherwise, except as specifically permitted by the Lease.

                  28. Tenant shall not occupy or permit any portion of the Premises as an office for a public stenographer or public typist or for the possession, storage, manufacture of sale of narcotics, dope or tobacco in any form or as a barber or manicure shop or as an employment bureau. Tenant shall not engage or pay any employees on the Premises, except those actually working for Tenant on the Premises, nor advertise for labor giving an address at the Premises.

                  29. Tenant shall not accept barbering or bootblacking services in the Premises, from any company or persons not approved by Landlord, which approval shall not be unreasonably withheld, and at hours and under regulations other than as reasonably fixed by Landlord.

                  30. The requirements of Tenant will be attended to only upon written application at the office of the building, except in the event of any emergency condition. Employees of Landlord or Landlord's agents shall not perform any work or do anything outside of the regular duties, unless under special instructions from of office of Landlord or in response to an emergency condition.

                  31. Tenant shall be responsible for the delivery and pick up of all mail from the United States Post office.

                  32. Landlord reserves the right to exclude from the Building between the hours of 6 P.M. and 8 A.M. and at all hours on Saturdays, Sundays and legal holidays all persons who do not present a pass to the Building signed or approved by Landlord, which approval shall not be unreasonably withheld. Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant and shall be liable to Landlord for all acts of such persons.

                  33. In accordance with the alteration section of the Lease, Landlord is entitled to review and approve architectural and engineering drawings. The review/alteration of Tenant drawings and/or specifications by Tishman Speyer Properties and any of its representative is not intended to verify Tenant's engineering or design requirements and/or solutions. The review/alteration is performed to determine compatibility with the Building Systems and lease conditions.

                  34. Tenant renovations are to: be performed by those contractors and subcontractors on the Landlord's approved contractor's list, adhere to the Building's applicable Standard Operating Procedures, be compatible with Building Class E System and other common systems, etc.

                  35. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor or any other tenant or tenants, nor prevent

Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

                  36. Landlord shall not be responsible to Tenant or to any other person for the non- observance or violation of these Rules and Regulations by any other tenant or other person. Tenant shall be deemed to have read the Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.

                  37. These Rules and Regulations are in addition to, and shall not be constructed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease.